      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2000

                                                      REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               HOST FUNDING, INC.
             (Exact name of Registrant as specified in its charter)

           MARYLAND                        7012                    52-1907962
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

    1640 SCHOOL STREET, SUITE 100, MORAGA, CALIFORNIA 94556, (925) 631-7929 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                  GLEN FULLER
                               HOST FUNDING, INC.
                               1640 SCHOOL STREET
                                   SUITE 100
                            MORAGA, CALIFORNIA 94556
                                 (925) 631-7929
(Name, address including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                            JOHN G. REBENSDORF, ESQ.
                           6116 N. CENTRAL EXPRESSWAY
                                   SUITE 1313
                              DALLAS, TEXAS 75206
                                 (214) 696-9388
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)         PER UNIT         OFFERING PRICE(2)   REGISTRATION FEE(3)
Common Shares, $0.01 Par Value..............      $50,000,000              (4)              $50,000,000            $13,200
Preferred Shares, $0.01 Par Value...........      $50,000,000              (4)              $50,000,000            $13,200

(1) The amount to be registered consists of up to $50,000,000 of an indeterminate amount of Common Shares and up to $50,000,000 of an indeterminate amount of Preferred Shares.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4) Omitted pursuant to the General Instructions for Form S-1 under the Securities Act of 1933, as amended.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE   , 2000
INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM S-1. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                           $50,000,000 COMMON SHARES

                          $50,000,000 PREFERRED SHARES

                               HOST FUNDING, INC.
                                ---------------

    Our Common Shares are traded on the American Stock Exchange under the symbol "HFD." There is no public market for our Preferred Shares.

    We intend to issue from time to time:

    - our Preferred Shares, $0.01 par value per share, having an aggregate initial public offering price not to exceed $50,000,000; and

    - our Common Shares, $0.01 par value per share, having an initial public offering price not to exceed $50,000,000.

    The terms of the Preferred Shares and the Common Shares will be determined at the time of sale. The Preferred Shares and Common Shares offered by this prospectus may be offered separately or together, in separate series, in amounts, at prices and on terms determined at the time of sale and set forth in a prospectus supplement.

    The prospectus supplement will include:

    - for Preferred Shares, the series designation and number of shares, the dividend, liquidation, redemption, conversion, voting and other rights and the initial offering price;

    - for Common Shares, the number of shares and initial public offering price; and

    - in the case of all Preferred Shares and Common Shares, whether the shares will be offered separately or together.

    Each prospectus supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to the offered securities and any listing of the offered securities on a securities exchange.

                            ------------------------

    Securities sold under this prospectus may be offered and sold from time to time in open market or privately negotiated transactions that may involve agents, underwriters, brokers or dealers. If any designated agents or underwriters are involved in the sale of offered securities, they will be identified and their compensation will be described in the applicable prospectus supplement. No offered securities may be sold without delivery of the applicable prospectus supplement describing the offered securities and the method and terms of the offering.

                            ------------------------

    YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST IN OUR COMPANY. PLEASE PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" APPEARING ON PAGE 5 OF THIS PROSPECTUS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is June   , 2000.

    The following table of contents has been designed to help you find important information contained in this Prospectus.

                               TABLE OF CONTENTS

SECTION                                                         PAGE
-------                                                       --------
Prospectus Summary..........................................      3

Risk Factors................................................      5

Use of Proceeds.............................................      9

Plan of Distribution........................................      9

Description of Offered Securities...........................      9

Our Company.................................................     13

Company Properties..........................................     15

Litigation..................................................     20

Market for Our Common Equity and Dividends History..........     21

Selected Financial and Other Data...........................     22

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23

Directors and Executive Officers of the Company.............     27

Executive Compensation......................................     29

Security Ownership of Certain Beneficial Owners and
  Management................................................     29

Certain Relationships and Related Transactions..............     32

Description of Capital Stock................................     33

Legal Matters...............................................     35

Experts.....................................................     35

Where To Find Additional Information........................     36

Index to Combined Financial Information.....................    F-1

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    In addition to historical information, this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and information based on our current views of our business and our assumptions concerning future events. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "believes," "estimates," "projects" or similar expressions are intended to identify these forward-looking statements. These statements are subject to risks and uncertainties that could cause our business and results of operations to differ materially from those reflected in our forward-looking statements.

    Forward-looking statements are not guarantees of future performance. Our forward-looking statements are based on trends which we anticipate in the lodging industry and the effect on those trends of such factors as industry capacity, the seasonal nature of the lodging industry, product demand and pricing and the other matters referred to in the "Risk Factors" section of this prospectus. In addition, such forward-looking statements are subject to Host Funding reversing the current negative trend in its business and financial results. Accordingly, you are cautioned not to place undue reliance on our forward-looking statements. We are not required to update any forward-looking statements we make and we may not make any updates.

                               PROSPECTUS SUMMARY

    This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. For a more complete description of this offering, you should read this entire prospectus as well as the additional documents we refer to under the heading "Where To Find Additional Information."

                                  OUR COMPANY

    Our principal business is the acquisition of high quality, limited service and full service hotels throughout the United States, which are affiliated with national or regional hotel chains. As of May 31, 2000, our hotel portfolio included 11 hotels, located in 8 states and consisting of approximately 850 rooms. All of our hotels are leased and operated by third party lessees or operators under lease agreements or operating agreements. We were initially structured to operate as a real estate investment trust ("REIT"), but we do not qualify for and have not elected REIT status under the Internal Revenue Code.

                        MANAGEMENT AND PRINCIPAL OFFICES

    There are five (5) persons on our Board of Directors. C.E. Patterson is our Chief Executive Officer and Robert E. Dixon is the Chairman of our Board of Directors. Our principal executive offices are located at 1640 School Street, Suite 100, Moraga, California 94556. Our telephone number is (925) 631-7929. Although our Board of Directors is directly responsible for managing our affairs and for setting the policies which guide us, our day-to-day operations are performed by MacKenzie Patterson, Inc., a contractual external advisor under the supervision of our Board of Directors. The duties of our advisor include, among other things, investigating, evaluating and recommending real estate investment and sales opportunities, and locating financing and refinancing sources. Our advisor also serves as a consultant in connection with our business plan and investment policy decisions made by our Board of Directors.

                            SECURITIES TO BE OFFERED

    This prospectus relates to the offering of up to $50,000,000 of an indeterminate amount of our shares of Common Stock and up to $50,000,000 of an indeterminate amount of our shares of Preferred Stock.

                                USE OF PROCEEDS

    Unless we advise you differently in a prospectus supplement, we will use the net proceeds from the sale of any securities under this prospectus for general corporate purposes. These general purposes may include repayment of indebtedness and existing obligations, making improvements or renovations to our hotel properties and the acquisition of additional hotel properties.

                        SUMMARY FINANCIAL AND OTHER DATA

    We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in Host Funding. The table sets forth summary historical financial data for Host Funding for the years ended December 31, 1999, 1998 and 1997. We believe that this presentation is informative to the reader.

                                                   YEAR ENDED           YEAR ENDED           YEAR ENDED
                                               DECEMBER 31, 1999    DECEMBER 31, 1998    DECEMBER 31, 1997
                                               ------------------   ------------------   ------------------
OPERATING RESULTS:
---------------------------------------------

GROSS REVENUES...............................      $ 3,879,333          $ 3,926,042          $ 3,837,350

LOSS BEFORE INCOME TAXES.....................      $(1,972,726)         $  (904,316)         $(1,025,514)

NET LOSS.....................................      $(1,972,726)         $  (904,316)         $(1,025,514)

BASIC AND DILUTED NET LOSS PER COMMON
  SHARE......................................      $     (1.22)         $     (0.58)         $     (0.68)

TOTAL ASSETS.................................      $30,570,050          $32,449,658          $31,996,180

PREFERRED STOCK..............................      $ 1,500,000           -0 -                 -0 -

SHAREHOLDERS' EQUITY.........................      $ 2,789,580          $ 3,587,500          $ 4,279,337

                                  RISK FACTORS

WE HAVE EXPERIENCED A NEGATIVE TREND IN OUR RECENT FINANCIAL RESULTS

    Our financial results have been negatively affected by a number of factors during fiscal years 1999 and 1998 and, recently, that negative trend has worsened. We expect that our revenues, operating income and net income for fiscal year 2000 will be significantly less than those for the year ended December 31, 1999. The recent decline in our financial performance is primarily attributable to two factors. First, due to a lack of investment capital and the diversion of senior management's focus as a result of attention to reducing Company indebtedness and overhead, we have been generally unable to acquire new hotel properties. Second, we have experienced significantly decreased revenue from our portfolio of hotel properties due to increased competition, disruption of hotel operations arising from improvements or repairs to our hotels and general negative trends in the limited service hotel sector. These factors have led to our poor recent financial performance. We cannot assure you that we will be able to successfully address these issues and that our financial results will not continue to decline.

OUR LEASE AGREEMENTS MAY EXPIRE OR BE TERMINATED

    Almost all of our revenues for the foreseeable future will come from the operation of our hotels by our lessees or operators. Our hotel lease and operating agreements will expire and be terminated and renegotiated in the ordinary course of our business. Typically, our hotel lease agreements may be terminated for many reasons, including default by us or sale of, or foreclosure on, the underlying property. We cannot assure you that upon expiration or termination of our existing hotel lease and operating agreements that these agreements will be renewed or extended by the lessees or operations. We also cannot assure you that the terms of any renewals or extensions will be as favorable to us as the terms of the existing agreements. If we are unable to enter into new leases or operating agreements for all or a substantial portion of our hotels or if the rental rates on renewal or reletting are significantly lower than expected, our cash flow and ability to make distributions to our shareholders could be adversely affected.

WE HAVE INSUFFICIENT CASH AVAILABLE FOR DISTRIBUTIONS

    Our primary source of cash for distribution to our shareholders is payments received from the lessees and operators under our hotel lease and operating agreements. During fiscal years 1999 and 1998, payments from our lessees and operators were insufficient to enable us to pay dividends. We cannot assure you that future lease payments will be sufficient to enable us to pay dividends to our shareholders.

WE COMPETE FOR HOTEL ACQUISITIONS

    We compete for hotel acquisitions with international, national, regional and local hotel management and franchise companies. We compete with these companies on factors such as relationships with hotel owners and investors, access to capital, financial performance, lease terms, name recognition, marketing support and the willingness to provide funds in connection with new leasing arrangements. Many of our competitors have substantially greater financial resources and better name recognition than we do. In order for us to expand our hotel portfolio, we may be required to offer more attractive terms to hotel owners to purchase properties and we may be required to make debt or equity investments in hotel properties. We currently have limited capital available to make these investments. Therefore, we may be required to obtain financing to provide the necessary funds. We also cannot assure you that we will be able to obtain financing on commercially reasonable terms.

WE DEPEND ON A SMALL NUMBER OF HOTEL LESSEES

    Nine of our eleven hotels are leased and operated by one lessee, BAC Hotel Management, Inc., a wholly-owned subsidiary of Buckhead America Corporation. Should this lessee decide to terminate its relationship with us, our financial results would be negatively affected.

WE ARE SUBJECT TO THE OPERATING RISKS OF HOTEL INDUSTRY

    The hotels we own and lease are subject to all of the operating risks common to the hotel industry, such as:

    - overbuilding of hotels and the corresponding oversupply of hotel rooms in a particular geographic area;

    - changes in travel patterns due to increases in travel expenses and other factors; and

    - changes in national, regional and local economic conditions.

    All of these risks could adversely affect our average occupancy and average daily room rates. These effects on average occupancy and average daily room rates could reduce our revenues since a material portion of the lease payments payable by the lessees and operators of our hotels are calculated as a percentage of revenues and profits of our hotels.

WE COMPETE WITH OTHER HOTELS

    Each of the hotels we lease competes with other hotels in its geographic area. Additional hotel rooms have been or may be built in many of the geographic areas in which we own and lease hotels, which could adversely affect our average occupancy and average daily room rates in these areas. In addition, the overall supply of hotel rooms in the United States as a whole has increased substantially over the past several years. All of the hotels we operate face competition on factors such as room rates, quality of accommodations, name recognition, service levels, convenience of location and the quality and scope of other amenities including food and beverage facilities.

WE ARE SUBJECT TO GOVERNMENT REGULATION

    As a hotel company, we are subject to extensive governmental regulation, including laws which relate to the licensing of hotels and restaurants, recreational facilities, swimming pools, activity centers and other common areas, the adaptation of public accommodations for use by the disabled, general building and zoning requirements and the disposal of hazardous waste. Although the lessees of our hotels are generally responsible for paying all costs, expenses and liabilities incurred in the operation of the hotels we own, including compliance with environmental laws, we may be contingently liable for liabilities for which we do not maintain insurance, including claims arising under the Americans With Disabilities Act of 1990.

WE DEPEND ON FRANCHISORS

    All of our hotels are operated under franchise licenses with Super 8 Hotels, Days Inn Hotels, and Country Hearth Inn Hotels. Although we intend to seek diversification of our hotel portfolio, any significant decline in the reputation of any of our franchisors could adversely affect our results of operations.

OUR BUSINESS IS CONCENTRATED IN A SINGLE INDUSTRY

    Our business is entirely related to the hotel industry. In the event of a general downturn in the hotel industry, the adverse effect on us may be greater than on a more diversified company with assets or activities outside of the hotel industry.

WE HAVE LIMITED NUMBER OF HOTELS

    We own and lease only eleven hotel properties. Any adverse change in the operation of any one or more of our hotel properties could have a material adverse effect on our revenues.

WE RELY ON OUR ADVISOR

    We will be dependent on the efforts of our external advisor, MacKenzie Patterson, with respect to our major policies, including acquisitions, financing, growth, operations and debt capitalizations. Our future success and our ability to manage future growth depends in large part on the efforts of our advisor.

HOTEL INVESTMENT ACTIVITY INVOLVE RISKS

    We expect to make investments in hotels in the future and these hotels may fail to perform in accordance with our expectations.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR PLAN FOR GROWTH

    We intend to pursue a growth-oriented business strategy focusing primarily on adding significantly to our hotel portfolio. Our ability to pursue new growth opportunities successfully will depend on a number of factors, including our ability to:

    - identify suitable growth opportunities;

    - finance acquisitions;

    - integrate new lessees and franchisors into our operations;

    - adapt to our competition; and

    - access sufficient capital on commercially reasonable terms.

    We cannot assure you that our systems, procedures and controls, or our management, financial and other resources will be adequate to support our proposed growth and expansion.

OUR REAL ESTATE OWNERSHIP, LEASING AND INVESTMENT ACTIVITIES EXPOSE US TO RISKS

    On May 31, 2000, we owned 11 hotels subject to lease and operating agreements. We intend to make investments in hotels, which will subject us to risks generally related to owning or leasing real estate, such as:

    - changes in national, regional and local economic conditions;

    - local real estate market conditions;

    - changes in interest rates and the availability, cost and terms of financing;

    - the potential for uninsured casualty and other losses;

    - the impact of environmental legislation and compliance with environmental laws; and

    - adverse changes in zoning laws and other regulations.

    In addition, real estate investments in general are relatively illiquid, which could limit our ability to adapt the portfolio of hotels we own or lease in response to changes in economic and other conditions.

CONTROL BY OUR EXECUTIVE OFFICERS AND DIRECTORS

    Based solely on their ownership of our Common Stock and options to acquire our Common Stock, our executive officers and directors beneficially own or have the right to acquire 1,286,042 shares, or approximately 57.93%, of our outstanding Common Stock. Also, MacKenzie Patterson, our external advisor, owns 500,000 shares, or 100%, of our outstanding Series "A" Convertible Preferred Stock. C. E. Patterson, our president and chief executive officer, is the controlling shareholder and president of MacKenzie Patterson. Based upon this ownership of our outstanding shares of Common and Preferred Stock, Mr. Patterson and our other executive officers and directors have substantial influence over Host Funding and on the outcome of matters submitted to our stockholders for approval. Also, this concentrated stock ownership could discourage acquisition of our Common and Preferred Stock by potential investors, and could have an anti-takeover effect, possibly depressing the trading price of our Common Stock.

WE MAY ISSUE ADDITIONAL STOCK

    Our charter authorizes our Board of Directors to cause Host Funding to issue additional authorized but unissued shares of our Common or Preferred Stock and to classify or reclassify any unissued shares of our Common or Preferred Stock. Our Board of Directors may also set the preferences, rights and other terms of any classified or reclassified shares. Any additional issuances of our Common or Preferred Stock may significantly dilute the interests of the existing holders of our securities.

WE ARE SUBJECT TO THE RISKS OF DEBT FINANCING

    On March 31, 2000, we had outstanding debt equal to approximately 77% of our gross assets. Our outstanding indebtedness is secured by our hotels. We are subject to the risks normally associated with debt financing, including the risk that cash flow from operations and investments will be insufficient to meet required payments of principal and interest. We are also subject to the risks that upon maturity we will not be able to refinance our indebtedness on favorable terms. Adverse economic conditions could result in higher interest rates which could increase our debt service requirements on floating rate debt. If we are unable to meet our debt service obligations due to adverse economic conditions, we risk the loss of some or all of our assets, including our hotels, to foreclosure.

                                USE OF PROCEEDS

    Unless we advise you differently in an applicable prospectus supplement, we will use the net proceeds from the sale of any securities under this prospectus for general corporate purposes. These general purposes may include repayment of indebtedness and existing obligations, making improvements or renovations to our hotels and the acquisition of additional hotels.

                              PLAN OF DISTRIBUTION

    We may sell securities offered under this prospectus and any prospectus supplement in or outside the United States to or through underwriters. We may also sell any offered securities to investors directly or through designated agents. Any underwriter or agent involved in the offer or sale of our offered securities will be identified in the applicable prospectus supplement.

    Our underwriters may offer and sell securities under this prospectus at a fixed price or prices, which may be changed, or at prevailing market prices at the time of sale, or at negotiated prices. We may also, from time to time, authorize underwriters acting as our agent, to offer and sell securities under this prospectus upon the terms and conditions contained in any prospectus supplement. Underwriters may sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or purchasers for whom they act as an agent.

    Any underwriting compensation paid by us to underwriters or agents relating to securities offered under this prospectus and any discounts, concessions or commissions allowed by underwriters to participating dealers will be described in the applicable prospectus supplement. Certain underwriters and their affiliates may engage in transactions with, or perform services for, Host Funding.

                       DESCRIPTION OF OFFERED SECURITIES

    The following information relating to our Common Shares and Preferred Shares is subject to the detailed provisions of our charter and bylaws. These statements do not purport to be complete or to give full effect to the provisions of statutory or common law.

COMMON SHARES

    All Common Shares offered under this prospectus will be duly authorized, fully paid and nonassessable. All Common Shares will be subject to the preferential rights of any other shares or series of shares which are entitled to receive dividends if, as and when authorized and declared by our Board of Directors out of legally available assets. Holders of Common Shares are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up, after payment of or provision for, all of our debts and liabilities.

    Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of our shareholders, including the election of three of our five directors. The holders of our outstanding Series "A" Convertible Preferred Stock voting as a group are entitled to elect our remaining two directors. The holders of Series "A" Preferred Stock are also entitled to one vote on all other matters submitted to a vote of our shareholders, including, the election of the three directors upon which the holders of Common Shares may vote. There is no cumulative voting in the election of our directors.

    Holders of Common Shares have no conversion, sinking fund, redemption rights, or any preemptive rights to subscribe for any of our securities. Common Shares have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or appraisal rights, except as provided by Maryland law.

    The transfer agent for our Common Shares is American Stock Transfer, New York, New York. Our Common Shares are traded on the American Stock Exchange under the symbol "HFD." We will apply to the AMEX to list the additional Common Shares to be sold under any prospectus supplement, and we anticipate that AMEX will list the Common Shares.

PREFERRED SHARES

    We may issue from time to time Preferred Shares in one or more series. Prior to the issuance of shares of each series, our Board of Directors is required by Maryland law and our charter to set forth for each series, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. Our Board of Directors may authorize the issuance of Preferred Shares with terms or conditions that could delay, defer or prevent a takeover or other transaction which might be in the best interests of the holders of Common Shares or in which holders of Common Shares might receive a premium over the existing market price of our Common Shares.

    All Preferred Shares will have the following dividend, liquidation, redemption, conversion and voting rights unless otherwise provided in the applicable prospectus supplement:

    - the title, liquidation preference, and number of shares offered;

    - the issuance price;

    - the dividend rate;

    - the dates on which dividends will be payable and will begin to accumulate;

    - any redemption or sinking fund provisions;

    - any conversion provisions; and

    - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series of Preferred Shares will rank equal as to dividends and distributions in the event of our liquidation with each other series of Preferred Shares and, in all cases, senior to the Common Shares. There is no public market for our Preferred Shares. Each prospectus supplement will contain information on listing of the Preferred Shares on a securities exchange, if any.

DIVIDEND RIGHTS OF PREFERRED SHARES

    Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of our legally available assets, cash dividends at such rates and on such dates as described in the prospectus supplement relating to the series of Preferred Shares. The dividend rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

    If provided in the applicable prospectus supplement, if any Preferred Shares are outstanding, no dividends will be declared or paid or any distributions made on the Common Shares, except dividends payable in Common Shares, unless the accrued dividends on each series of Preferred Shares have been fully paid or declared and set apart for payment.

    If provided in the applicable prospectus supplement, when dividends are not paid in full upon any series of Preferred Shares and any other series of Preferred Shares ranking equal as to dividends with the series of Preferred Shares, all dividends declared upon a series of Preferred Shares and any other series of Preferred Shares ranking equal as to dividends will be declared pro rata. This means that the amount of dividends declared per share on a series of Preferred Shares and any other series will bear to each other the same ratio that accrued dividends per share on a series of Preferred Shares and any other series bear to each other.

    Each series of Preferred Shares will be entitled to dividends as described in the applicable prospectus supplement, which may be based upon one or more methods of determination. Different series of Preferred Shares may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of Preferred Shares will be entitled to participate in our earnings or assets.

    RIGHTS OF PREFERRED SHARES UPON LIQUIDATION. In the event of our voluntary or involuntary liquidation or dissolution or winding up of our affairs, the holders of each series of Preferred Shares will be entitled to receive out of our assets available for distribution to shareholders the amount stated or determined on the basis set forth in the prospectus supplement relating to each series. These distributions may include accrued dividends, if the liquidation, dissolution or winding up is involuntary or may equal the current redemption price per share described in the applicable prospectus supplement, if the liquidation, dissolution or winding up is voluntary, and on the preferential basis described in the applicable prospectus supplement. If, upon our voluntary or involuntary liquidation or, dissolution or winding up of our affairs, the amounts payable with respect to Preferred Shares of any series and any other shares ranking as to any distribution equal to that series of Preferred Shares are not paid in full, the holders of Preferred Shares of a series and of any other shares will share ratably in any distribution of our assets in proportion to the full respective preferential amounts to which they are entitled or on such other basis described in the applicable prospectus supplement. The rights, if any, of the holders of any series of Preferred Shares to participate in our assets remaining after all holders of other series of Preferred Shares have been paid their specified liquidation preferences upon any liquidation or, dissolution or winding up of our affairs will be described in the applicable prospectus supplement.

    REDEMPTION OF PREFERRED SHARES. A series of Preferred Shares may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration described in the applicable prospectus supplement. The prospectus supplement relating to a series of Preferred Shares which is subject to mandatory redemption will specify the number of shares of the series that we will redeem in each year, commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends on the series to the date of redemption.

    If, after giving notice of redemption to the holders of a series of Preferred Shares, we deposit with a designated bank, funds sufficient to redeem the Preferred Shares, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert the shares into other classes of our stock. The redemption price will be stated in the applicable prospectus supplement.

    Except as indicated in the applicable prospectus supplement, the Preferred Shares are not subject to any mandatory redemption at the option of the holder.

    SINKING FUND. The prospectus supplement for any series of Preferred Shares will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

    CONVERSION RIGHTS. The prospectus supplement for any series of Preferred Shares will state the terms, if any, on which shares of that series are convertible into Common Shares or another series of Preferred Shares. The Preferred Shares will have no preemptive rights.

    VOTING RIGHTS. Except as indicated in the prospectus supplement relating to a particular series of Preferred Shares, or except as expressly required by Maryland law, a holder of Preferred Shares will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of Preferred Shares, each Preferred Share will be entitled to one vote on matters on which holders of that series of Preferred Shares are entitled to vote.

    TRANSFER AGENT AND REGISTRAR. We will select the transfer agent, registrar and dividend disbursement agent for a series of Preferred Shares. The transfer agent will be described in the applicable prospectus supplement. The registrar for shares of Preferred Shares will send notices to shareholders of any meetings at which holders of Preferred Shares have the right to vote on any matter.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

    Our Charter authorizes us to classify or reclassify any unissued Common Shares or Preferred Shares, subject to any ownership limitations, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption.

                                  OUR COMPANY

    Host Funding, Inc. was incorporated in the State of Maryland in December 1994, and was inactive from inception to March 31, 1995. Our Class "A" Common Stock began trading on the American Stock Exchange on April 22, 1996, the date of our initial public offering. Upon closing of our initial public offering, we owned five Super 8 Hotels located in Somerset, Kentucky; Miner, Missouri; Poplar Bluff, Missouri; Rock Falls, Illinois; and Mission Bay, California. On May 31, 2000, our hotel property portfolio included 11 hotels, located in 8 states and consisting of approximately 850 rooms.

    We are engaged in the business of acquiring high quality, limited-service and full service hotels throughout the United States, which are affiliated with national or regional hotel chains. Although we were initially structured to operate as a real estate investment trust ("REIT"), we have not yet elected REIT status under the Internal Revenue Code. Since the commencement of our operations and the acquisition of our five initial hotels, we have formed wholly-owned subsidiaries for the purpose of financing and owning our existing hotels and acquiring additional hotels.

RECENT DEVELOPMENTS

    On December 22, 1999, we sold to MacKenzie Patterson, Inc., a California real estate venture capitalist, 500,000 shares of our Series "A" Convertible Preferred Stock, $0.01 par value per share, for a purchase price of $1,500,000.00. We used the proceeds from the sale of the Series "A" Preferred to satisfy current obligations and for working capital. We also issued warrants to MacKenzie Patterson to purchase 500,000 shares of our Class "A" Common Stock for an exercise price of $3.00 per share, exercisable at any time prior to December 22, 2005. Concurrently with the purchase of the shares of Series "A" Preferred and the issuance of the Warrants, we entered into an Advisory Agreement with MacKenzie Patterson under which they assumed our day to day operations and direction of new investments on our behalf.

OUR BUSINESS AND GROWTH STRATEGY

    We intend to continue our core business strategy of attempting to increase cash flow and enhance shareholder value by acquiring additional existing hotels which meet our investment criteria and by participating in revenue growth of our hotels through percentage leases. We intend to make strategic investments in hotels through Host Funding or its subsidiaries or in conjunction with business partners. Future hotel investments may be financed in whole or in part, from borrowings, from the balance of the net proceeds from future public offerings, if any, or through private placements of our stock or debt instruments.

    We intend to consider investments in hotels that meet one or more of the following criteria:

       - hotels in markets with projected growth potential;

       - hotels which may be under-performing due to poor management or weak franchise affiliation;

       - hotels with relatively stable operating histories; and

       - hotels with attractive purchase prices.

    We believe that the engagement of MacKenzie Patterson as our external advisor will increase our management expertise and enable us to benefit from MacKenzie Patterson's hotel, real estate and finance industry contacts. We also believe that MacKenzie Patterson will further facilitate our ability to identify, evaluate, negotiate and finance potential hotel investment opportunities.

OUR COMPETITION

    The hotel industry is highly competitive. We compete for both limited-service and full-service hotel properties with several hundred companies, including international, national, regional and local franchise companies and independent hotel management companies. Within the highly fragmented limited-service hotel management industry, we compete with a large and diverse group of competitors including hotel franchise companies, owner-operators, and a number of independent operators. In our industry segment, we also compete on such factors as relationships with hotel owners and investors, access to capital, financial performance, contract terms, brand name recognition, marketing support and the willingness to make debt or equity investments in connection with new management arrangements.

    Each of the hotels we own competes with other hotels in its geographic area. The supply of hotel rooms in the United States has increased substantially over the past several years, and we expect that it will continue to grow. The hotels we own will compete with other hotels on factors such as room rates, quality of accommodations, name recognition, service levels, convenience of location and the quality and scope of other amenities including food and beverage facilities.

    In addition to the above factors, we encounter other competitive disadvantages, including the fact that:

    - unlike hotels operated by many of the franchisors with whom we compete, the lessees of our hotels must pay a franchise fee in addition to our lease payments; and

    - we generally will have less access to capital than larger companies and companies that own a substantial amount of real estate.

OUR MANAGEMENT AND EMPLOYEES

    Although our Board of Directors is directly responsible for managing our affairs and for our policy decisions, our day-to-day operations are performed by MacKenzie Patterson, our external contractual advisor. The duties of MacKenzie Patterson include, among other things, locating, investigating, evaluating and recommending hotel investment and sales opportunities, as well as financing and refinancing sources. MacKenzie Patterson also serves as a consultant in connection with our business plan and investment policy decisions made by our Board of Directors. We have no employees, but employees of MacKenzie Patterson render services to us under our advisory agreement with MacKenzie Patterson.

GOVERNMENT REGULATION

    The lodging industry is subject to extensive government regulation, including laws which regulate the licensing of hotels. Under the American with Disabilities Act, all public accommodations are required to meet federal requirements relating to access and use by disabled persons. We believe that our hotels are substantially in compliance with the requirements of the Disabilities Act. However, a determination that our hotels are not in compliance with the Disabilities Act could result in liability for fines and damages. The lessees and operator of our hotels are generally responsible for paying all costs, expenses and liabilities incurred in the operation of our hotels, including compliance with laws such as the Disabilities Act. We could be contingently liable, however, for liabilities for which we do not maintain insurance, including claims arising under the Disabilities Act.

ENVIRONMENTAL MATTERS

    Various laws impose liability for the costs of removal or remediation of hazardous or toxic substances on our hotels, regardless of whether we knew of or were responsible for the presence of such hazardous or toxic substances. Depending on the circumstances, we could also be liable for personal injury associated with exposure to asbestos-containing materials. Environmental laws also may restrict the manner in which property may be used or businesses may be operated, and these restrictions may result in expenditures and require interruption of such businesses. The lessees of our hotels have agreed to indemnify us from environmental liabilities relating to our hotels, except to the extent caused by our gross negligence.

                               COMPANY PROPERTIES

    During the fiscal year ended December 31, 1999, our principal offices were located at 6116 North Central Expressway, Suite 1313, Dallas, Texas 75206. Effective as of January 1, 2000, our principal offices were transferred to 1640 School Street, Suite 100, Moraga, California 94556. The transfer of our principal offices was necessary to implement MacKenzie Patterson as our external advisor. We leased approximately 1,200 square feet at an annual rate of approximately $16,000 for our prior principal offices. The lease term expired on December 31, 1999. We believe that the size of both the prior and new principal offices were and are adequate for our needs. During the fiscal year ended December 31, 1999, we owned twelve hotel properties located in nine states consisting of approximately 922 rooms. The table below shows certain summary information relating to our hotels.

                                                                                        GROSS REVENUES
                                                       ANNUAL PERCENTAGE                  FOR THE 12       ANNUAL       YEAR
                                                          RENT FORMULA                   MONTHS ENDED       BASE      ACQUIRED/
                                ROOMS               (YEAR TO DATE "YTD")(1)                12-31-99       RENT(1)       BUILT
                               --------   --------------------------------------------  --------------   ----------   ---------
Miner, Missouri (Super 8)         63      35% YTD Revenues over initial Break-Even
                                            Threshold of $706,860 on first $200,000
                                            over Bread-Even Threshold, and 40%
                                            thereafter, less Percentage Rent
                                            previously paid YTD.(2)...................    $  727,000     $  263,000    1995/85

Poplar Bluff, Missouri            63      35% YTD Revenues over initial Break-Even
(Super 8)                                   Threshold of $586,500 on first $100,000
                                            over Break-Even Threshold, and 37%
                                            thereafter, less Percentage Rent
                                            previously paid YTD.(2)...................    $  630,000     $  226,000    1995/85

Rock Falls, Illinois              63      28.75% YTD Revenues over initial Break-Even
(Super 8)                                   Threshold of $622,120 on first $200,000
                                            over Break-Even Threshold, and 35%
                                            thereafter, less Percentage Rent
                                            previously paid YTD.(2)...................    $  671,000     $  266,000    1995/85

Somerset, Kentucky (Super 8)      63      32% YTD Revenues over initial Break-Even
                                            Threshold of $425,000 on first $200,000
                                            over Break-Even Threshold, and 35%
                                            thereafter, less Percentage Rent
                                            previously paid YTD.(2)...................    $  416,000     $  127,000    1995/85

Mission Bay, California          117      N/A.........................................
(Vagabond Inn)                                                                            $1,415,000     $  280,200    1996/87

Flagstaff, Arizona                90      32% YTD over $925,000 less Percentage Rent
(Super 8)                                   previously paid...........................    $1,132,000     $  505,000    1997/85

Tallahassee, Florida              78      10% of Revenues, payable 5% quarterly and 5%
(Sleep Inn)                                 at expiration of Lease term(3)............    $  917,000     $  255,000    1996/94

Destin, Florida                   77      30% YTD Revenues over initial Break-Even
(Sleep Inn)                                 Threshold of $850,500 on first $350,000
                                            over Break-Even Threshold, and 35%
                                            thereafter, less Percentage Rent
                                            previously paid YTD.(2)...................    $  914,000     $  382,000    1996/92

Ocean Springs, Mississippi        78      30% YTD Revenues over initial Break-Even
(Sleep Inn)                                 Threshold of $788,400 on first $350,000
                                            over Break-Even Threshold, and 35%
                                            thereafter, less Percentage Rent
                                            previously paid YTD.(2)...................    $  736,000     $  369,000    1996/95

Sarasota, Florida                 80      30% YTD Revenues over initial Break-Even
(Sleep Inn)                                 Threshold of $802,800 on first $300,000
                                            over Break-Even Threshold, and 35%
                                            thereafter, less Percentage Rent
                                            previously paid YTD.(2)...................    $  817,000     $  303,500    1996/93

Auburn, Indiana                   78      30% YTD Revenues over initial Break-Even
(Country Hearth Inn)                        Threshold of $760,000 on first $260,000
                                            over Break-Even Threshold, and 40%
                                            thereafter, less Percentage Rent
                                            previously paid YTD (subject to CPI
                                            adjustment)...............................    $  733,000     $  303,000    1997/87

Findlay, Ohio                     72      30% YTD Revenues over initial
(Country Hearth Inn)                        Break-Even(4).............................    $  852,000             (5)   1997/88

Consolidated Total for Hotels                                                             $9,960,000     $3,622,000
                                                                                          ==========     ==========

------------------------------

(1) Unless otherwise set forth above, Base Rent and Percentage Rent is effective December 31, 1999

(2) Break-Even Threshold increases by 2% per year

(3) The lease with Capital Circle Hotel Company was terminated on June 30, 1999; since termination the Tallahassee Sleep Inn has been managed by BAC Hotel Management, Inc.

(4) The Findlay Country Hearth Inn was sold on November 12, 1999, and the lease with Buckhead America Corporation on the hotel was terminated.

(5) Threshold of $740,000 for first $300,000 and 40% thereafter, less Percentage Rent previously paid year-to-date.

RECENT CHANGES IN OUR HOTELS

    MISSION BAY PROPERTY

    In January, 1999, we transferred leasing and operation of our hotel located in Mission Bay, California to RPD Mission Bay, LLC, an affiliate of Vagabond Inns. RPD then transferred the day-to-day management of the Mission Bay Hotel to RPD 18, LLC, also an affiliate of Vagabond Inns, a proven hotel operator located in California. RPD also terminated the prior franchise agreement and converted the Mission Bay Property to a Vagabond Inn. In consideration for the lease transfer, RPD paid us a non-refundable fee in the amount of $500,000.00. The non-refundable fee was used in part to pay portions of the termination fees to the previous franchisor, the termination fee to the previous lessee, and for general corporate purposes.

    We also granted RPD an option to purchase the Mission Bay Hotel for a base acquisition price of $3,225,000.00. The base acquisition price decreases on a monthly basis through the application of portions of the base rent payments made to us by RPD under our lease on the Mission Bay Hotel. RPD exercised the option in March, 1999. The sale of the Mission Bay Hotel to RPD resulting from the exercise of the option has not yet closed due to a dispute involving the governing deed of trust and the applicable defeasance and release requirements. Along with RPD and with the knowledge of the master servicer of the loan, we relied upon the Deed of Trust filed of record in the Recorder's Office of San Diego County on March 17, 1997, as the basis for negotiating the terms of the option. Additionally, the special servicer of the loan, on behalf of the master servicer, acknowledged the recorded deed of trust through the Subordination, Non-Disturbance, & Attornment Agreement previously executed by the special servicer. Upon giving notice to the master servicer of the exercise of the option and requesting a release of the deed of trust lien encumbering the Mission Bay Hotel, the master servicer informed us that the deed of trust filed of record was an incorrect document. The master servicer further informed us that the Mission Bay Hotel could not be released until certain additional release and defeasance requirements set forth in the deed of trust contained in the master servicer's files were satisfied by the Company. Although we dispute the master servicer's position as to the governing deed of trust, we are currently evaluating options as to the incremental costs associated with meeting the additional requirements imposed by the master servicer's version of the deed of trust.

    FINDLAY PROPERTY

    Effective November 12, 1999, we sold our hotel located in Findlay, Ohio for a cash purchase price of $2,400,000. We used the cash proceeds from the sale to satisfy closing costs and all outstanding indebtedness relating to the Findlay Hotel, including a judgement lien held by the seller of the Findlay Hotel. See "Litigation" on page 20 of this prospectus. We did not receive any net proceeds from the sale of the Findlay Hotel.

    TALLAHASSEE PROPERTY

    During a portion of 1999, we leased our hotel located in Tallahassee, Florida to Capital Circle Hotel Company, the prior owner of the Tallahassee Hotel. Effective June 30, 1999, Capital Circle terminated the lease on the Tallahassee Hotel and BAC Hotel Management, Inc., a wholly owned subsidiary of Buckhead America Corporation, currently operates and manages the Tallahassee Hotel under a management agreement. The management agreement provides for the payment to BAC Hotel of a management fee in an amount equal to five percent (5%) of gross revenues generated from the Tallahassee Hotel together with a $500.00 per month accounting fee.

PROPERTY LEASES

    All of our hotels are leased and operated under lease or operating agreements except for our Tallahassee Hotel which is managed and operated under a management agreement. Except for our hotels located in Flagstaff, Arizona and Mission Bay, California, our hotels are leased and operated by either Buckhead America Corporation or BAC Hotel. Crossroads Hospitality Tenant Company, LLC operates our Flagstaff Hotel and RPD 18, LLC operates our Mission Bay Hotel. Except as otherwise indicated below, our leases generally contain the provisions described below.

LEASE TERMS

    Each lease has a term of fifteen (15) years, other than the lease on the Mission Bay Hotel, which has an initial term of twenty (20) years. Each lease is subject to earlier termination upon the occurrence of certain contingencies described in the leases, including the following:

    - provisions relating to damage to the hotel;

    - condemnation of the hotel;

    - default by us or the lessee under the lease;

    - failure of the lessee to comply with terms of our loan documents associated with the hotel; and

    - termination upon our disposition of the hotel.

    Except for the leases on the Mission Bay Hotel and our hotel located in Auburn, Indiana, the term of each Lease may, at the option of our lessee, be extended for two (2) or more five (5) or ten (10) year periods, as more particularly described in each Lease.

AMOUNTS PAYABLE UNDER THE LEASES

    During the term of each lease, our lessee is obligated to pay:

       - base rent;

       - percentage rent (except for the Mission Bay Hotel);

       - all personal property taxes on the lessee's personal property, ground rents, water, sewer or other rents and charges, excise, tax inspection, authorization or similar fees and all other governmental charges;

       - every fine, penalty, interest and cost for non-payment or late payment of base rent, percentage rent, or other costs, expenses or charges which are the responsibility of the lessee under the leases; and

       - franchise fees.

    We are responsible for the payment of all real property taxes on our hotels, except the Mission Bay Hotel. Base rent accrues and is required to be paid monthly, and, except for the leases for the Auburn Hotel and the Mission Bay Hotel, base rent is subject to potential reduction if a hotel or hotels similar in nature to our hotel are or will be constructed in an area in the general vicinity of our hotel. This concept is referred to in the hotel industry as the "competitive set." Percentage rent is based on percentages of gross revenues for each of our hotels, is due and payable quarterly, and except for:

    - the leases in effect for the Auburn Hotel and the Mission Bay Hotel, percentage rent is subject to potential reduction when compared to the "competitive set";

    - the leases in effect for the Auburn Hotel and the Mission Bay Hotel, percentage rent is subject to potential reduction to the extent, at any time during the first four (4) years of the lease term, the hotel cash flow is less than the base rent; and

    - percentage rent payable under the lease for the Auburn Hotel is subject to a consumer price index adjustment factor.

    See "Company Properties" on page 15 of this prospectus for a comprehensive analysis of base rent and percentage rent payable under our Leases.

PROHIBITION ON OWNERSHIP AND OPERATION OF ADDITIONAL HOTELS

    Generally, all of our hotel leases prohibit us from owning, or having any interest in, any hotel or motel properties within a five (5) mile radius of any of our hotels. All of our hotel leases also prohibit our lessee from owning, operating or managing any hotel or motel properties within a five (5) mile radius of any of our hotels.

MAINTENANCE, MODIFICATIONS AND CAPITAL EXPENDITURES

    Generally, our lessee, at its expense, is required to maintain our hotels in good order and repair, except for ordinary wear and tear, and to make non-structural repairs, foreseen and unforeseen repairs, and ordinary repairs which may be necessary and appropriate to keep our hotels in good order and repair. We are required, at our expense, to maintain the structural elements of our hotels, including the roof, except for the Mission Bay Hotel which is the responsibility of our lessee.

    Our lessee, at its expense and subject to our approval, may make non-capital and capital additions, modifications or improvements to our hotels, if the lessee's action does not significantly alter the character or purposes of our hotels or significantly detract from the value or operating efficiencies of the hotels. All alterations, replacements and improvements become our property upon termination of the leases. We own substantially all personal property (other than inventory, linens and other non-depreciable personal property) not affixed to, or deemed a part of, the real estate or improvements.

    Under the leases, we are required to fund into replacement reserve accounts, amounts ranging from four percent (4%) to six percent (6%) of gross room revenues for the preceding month. Deposits in the reserve accounts are used to fund replacements of furniture, fixtures and equipment, for capital additions to our hotels, and, as appropriate, for reconstruction or restoration of the hotels due to casualty damage or condemnation. Expenditures from the reserve accounts generally must be jointly approved by us and the lessee.

    With respect to our hotels leased to Buckhead America Corporation or BAC Hotel, we have entered into agreements with our lessees, which generally require the lessee to, at its expense, make various capital improvements to our hotels.

INSURANCE ON OUR HOTELS

    Our lessee is required to pay for all insurance on our hotels, with extended coverage, including business interruption, casualty, comprehensive general public liability, workers' compensation and other insurance, and must name us as the insured or an additional named insured.

INDEMNIFICATION FROM OUR LESSEES

    Under each of the leases, our lessee is obligated to indemnify us and hold us harmless, from and against all liabilities, costs and expenses, including reasonable attorneys' fees and expenses, incurred by, imposed upon or asserted against us. This indemnification, however, may not be interpreted to require the lessee to indemnify us against our own grossly negligent acts or omissions or willful misconduct.

FIRST RIGHT OF REFUSAL OF OUR LESSEES

    Except for the Lease on the Mission Bay Hotel, each of leases contains provisions that, if we receive a third party offer to purchase a particular hotel, our lessee may purchase the hotel in question at the same price and otherwise upon the same terms and conditions as are contained in our offer.

SECURITY DEPOSITS FROM OUR LESSEES

    Except for the Lease on the Mission Bay Hotel, each of our leases requires our lessee, as security for the performance by the lessee of its obligations under the leases, to deposit with us a security deposit. Under our leases with Buckhead America Corporation and BAC Hotel, the security deposit is in the form of shares of our Common Stock. Under the lease for the Flagstaff Hotel, the security deposit is in the form of cash.

CERTAIN TERMINATION RIGHTS OF OUR LESSEES

    Except for the Lease on our hotel located in Miner, Missouri, our leases with BAC Hotel entitle the lessee to without cause terminate either one (1) or two (2) of the leases after the first (1st) but prior to the fifth (5th) anniversary of the lease term. As to the second of any lease terminations, the lessee must pay us a termination fee more specifically set forth in each lease. Additionally, the lease on the Flagstaff Hotel, provides our lessee the right to without cause terminate the lease at any time after the first (1st) anniversary of the lease term, but only upon forfeiture of the lessee's security deposit. The Flagstaff Hotel lease additionally provides our lessee the one-time right to terminate the lease without cause and without forfeiture of the lessee's security deposit, effective as of the fifth (5th) anniversary of the lease term.

LEASE CANCELLATION FEES

    Except for the lease on the Mission Bay Hotel, each of our leases contains provisions generally requiring us to pay a termination fee to our lessee if we sell a hotel during the lease term and the purchaser of the hotel does not assume our obligations under the associated lease.

FRANCHISE AGREEMENTS

    All of our hotels are currently operated pursuant to franchise agreements with Super 8 Motels, Sleep Inn Hotels or Country Hearth Inn Hotels, except for the Mission Bay Hotel, which is operated as a Vagabond Inn with no franchise agreement. We expect that a majority of any additional hotels we acquire will also be subject to similar agreements. We believe franchises and hotel licenses generally provide advantages to hotel operators through the use of advertising on a much broader scale than would be possible for an individual hotel or small group of hotels, nationally recognized brand names, nationally accessible reservations systems, technical and business assistance to the individual franchisee and substantial buying power over approved suppliers.

    Our franchise agreements generally require the franchisee to pay a monthly franchise fee based on gross sales and to pay various other marketing fees associated with certain marketing or advertising and centralized reservation service funds, usually based on gross sales. Our lessees, under the leases are responsible for payment of franchise fees. Franchise fees may vary between individual hotels within a franchise system based on the type of marks, restaurants or other aspects of the particular franchise system.

    Our franchise agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of our hotels, which are established by the franchisors to maintain uniformity in the system created by each franchisor. These standards regulate the hours of operation, maintenance, appearance and cleanliness, quality and type of goods and services offered, signage, protection of marks and advancement of marks. Compliance with these standards could require significant expenditures by our lessee for capital improvements. Any improvements, however, could increase the value of the applicable hotel to our benefit.

    Our franchise agreements generally require the consent of the franchisor to a transfer of an interest in the applicable franchise or franchisee and the payment of a termination fee upon termination of the franchise agreement prior to its expiration.

SEASONALITY OF THE HOTEL BUSINESS

    The hotel industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters of a calendar year. All of our hotels typically reflect the effects of this industry seasonality. This seasonality may cause significant quarterly fluctuations in our lease revenues.

                                   LITIGATION

    We are a party to the following legal proceedings:

    FIVE LION, INC. AND LION INVESTMENT LIMITED PARTNERSHIP VS. HOST FUNDING, INC.; UNITED STATES DISTRICT COURT; DISTRICT OF MINNESOTA, FIFTH DIVISION; COURT FILE NUMBER 98-2154-MJD/RLE.

    We were named as a defendant in the above complaint filed on September 24, 1998. The complaint alleges, among other things, that we are obligated to reimburse $150,000 which the plaintiffs paid to us for certain due diligence items under a letter agreement dated February 13, 1998. On January 20, 2000, the plaintiffs obtained a summary judgment for breach of contract with regard to a portion of their claims. On May 10, 2000, we entered into a settlement agreement with the plaintiffs in satisfaction of the judgment, including pre-judgment interest. The settlement agreement provides for a one time cash payment of $64,276.00 to the plaintiffs accompanied by the execution and delivery of a promissory note in the principal amount of $100,000. The promissory note is payable in twelve equal monthly installments of $8,606.64 and is secured by 50,000 shares of our Series "A" Convertible Preferred Stock.

    AUBURN EQUITY PARTNERS VS. BH-AUBURN, L.P. AND HOST FUNDING, INC., CASE NO. 99 CVE-04-2725, AND FINDLAY EQUITY PARTNERS VS. BH-FINDLAY, L.P., CASE NO. 99CVH-04-2726.

    We were named as a defendant in the above complaints filed on April 1, 1999. The complaints were filed based upon the default by BH-Auburn, L.P. and BH-Findlay, L.P. of their payment obligations under two seller promissory notes delivered to each plaintiff in partial payment of the purchase price for the hotels located in Findlay, Ohio and Auburn, Indiana. We were named as a defendant in both complaints based upon our guaranty of the payment of the seller notes. On July 30, 1999, a judgment was rendered in favor of the plaintiffs against the partnerships and us in the approximate aggregate amount of $1,550,000.00. The obligations of B-H Findlay under the seller promissory note, both principal and interest, related to the hotel located in Findlay, Ohio in the approximate amount of $650,000.00 were satisfied in full from the proceeds of the sale of the property. We continue to guaranty the obligations and judgment lien of B-H Auburn, L.P., in the approximate amount of $800,000.00.

    VANCE LINGE VS. JOSEPH CLARENCE KUNTZ; VIRA LOUIS SHAMMAN; LOUIS SHAMMAN; RPD HOTELS 18, LLC/VAGABOND INNS; CITY OF SAN DIEGO; CROSSHOST, INC.; ET AL, CASE NO. 730228.

    CrossHost, Inc., our wholly owned subsidiary, and RPD Mission Bay, LLC, and RPD Hotels 18, LLC, the operator of our hotel located in Mission Bay, California, were named as defendants in the above complaint filed August 4, 1999. The complaint alleges, among other things, that inadequate safety precautions led in part to the occurrence of a traffic accident and related personal injuries on a public thoroughfare adjacent to our hotel. The lawsuit is being defended on behalf of CrossHost by the insurance carrier of the hotel operator.

    We are a party to other, non-material legal proceedings through the ordinary course of business. We do not anticipate the losses, if any, will have a material impact on our financial condition, results of operation or liquidity.

               MARKET FOR OUR COMMON EQUITY AND DIVIDEND HISTORY

    Our Class "A" Common Stock trades and is reported on the American Stock Exchange ("AMEX") under the symbol "HFD". Our Common Stock began trading on April 22, 1996, the date of our initial public offering. The following table shows the range of high and low bid prices of our Common Stock for the indicated periods as reported on the AMEX.

                                                                       1998
                                                            --------------------------
                                                               HIGH           LOW
                                                            -----------   ------------
First Quarter.............................................  $  7 3/4      $  5 1/4
Second Quarter............................................     5 7/16        4 3/8
Third Quarter.............................................     4 3/4         1 7/8
Fourth Quarter............................................     2 5/16        1 11/16

                                                                       1999
                                                            --------------------------
                                                               HIGH           LOW
                                                            -----------   ------------
First Quarter.............................................  $  3          $  2 1/4
Second Quarter............................................     2 7/8         2 1/4
Third Quarter.............................................     2 7/8         2
Fourth Quarter............................................     2 7/8         1 7/8

                                                                       2000
                                                            --------------------------
                                                               HIGH           LOW
                                                            -----------   ------------
First Quarter.............................................  $  2 7/16     $  1 1/4

    As of May 19, 2000, there were 1,720,000 outstanding shares and approximately 1,100 shareholders of record of our Class "A" Common Stock. The closing bid price was $1.25.

    During 1997, we declared dividends of $0.24 per share on February 4, $0.24 per share on May 30, $0.24 per share on September 2, and $0.24 per share on December 12. We did not declare or pay any dividends in 1998 or 1999. Future distributions to our stockholders will be dependent upon our net cash flow from the operations of our hotels, financial condition, capital requirements and other factors deemed relevant by our Board of Directors.

                       SELECTED FINANCIAL AND OTHER DATA

    The following table shows selected historical financial information for Host Funding, all of which was derived from the consolidated financial statements included with this prospectus. You should read the following information in conjunction with the consolidated financial statements and related notes included with this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" starting on page 23 of this prospectus.

                                   YEAR ENDED           YEAR ENDED           YEAR ENDED           YEAR ENDED
                               DECEMBER 31, 1999    DECEMBER 31, 1998    DECEMBER 31, 1997    DECEMBER 31, 1996
                               ------------------   ------------------   ------------------   ------------------
OPERATING RESULTS:
-----------------------------

GROSS REVENUES...............      $3,879,333           $3,926,042           $3,837,350           $1,768,783

LOSS BEFORE INCOME TAXES.....     ($1,972,726)          $(904,316)          ($1,025,514)          $(149,276)

NET LOSS.....................     ($1,972,726)          $(904,316)          ($1,025,514)          $(149,276)

BASIC AND DILUTED NET LOSS
  PER COMMON SHARE...........      $(1.22)              $(0.58)              $(0.68)              $(0.12)

WEIGHTED AVERAGE NUMBER OF
  BASIC AND DILUTED COMMON
  AND COMMON EQUIVALENT
  SHARES OUTSTANDING.........      1,615,894            1,559,916            1,516,652             690,000

DISTRIBUTIONS PER COMMON
  SHARE:

CLASS A......................        -0 -                 -0 -               $ 0.96               $ 0.465

CLASS B......................        -0 -                 -0 -                 -0 -                 -0 -

CLASS C......................        -0 -                 -0 -                 -0 -                 -0 -

TOTAL ASSETS.................     3$0,570,050          3$2,449,658          3$1,996,180          2$0,435,575

LONG TERM DEBT
  (Including current
  portion)...................     2$3,611,300          2$5,790,837          2$5,036,346          1$5,500,000

PREFERRED STOCK..............      $1,500,000             -0 -                 -0 -                 -0 -

SHAREHOLDERS' EQUITY.........      $2,789,850           $3,587,500           $4,279,337          ($2,064,834)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997:

    Occupancy, average room rates, and revenue per available room of 60%, $48.53, and $29.11 for the Company Hotels for the year ended December 31, 1999 resulted in total sales, including room sales, of approximately $9,960,000.

    Property Operation: Effective July 1, 1999 we entered into a management agreement with BAC Hotel Management relating to the Tallahassee Hotel.
Room revenue, operating expenses, and income from property operations of approximately $425,000, $244,000, and $181,000 were realized though December 31, 1999.

    Lease Revenue: The 1999 amount of approximately $3,368,000 reflects a reduction due to major renovations to our hotel located in Sarasota, Florida and is further reduced by reflecting room revenue and operating expenses separately for the hotel located in Tallahassee, Florida. The 1998 amount of $3,891,000 reflects a full year of operations for all properties; the 1997 amount of $3,679,000 reflects revenues associated with the acquisition of the Super 8 Motel located in Flagstaff, Arizona and the Country Hearth Inns located in Auburn, Indiana and Findlay, Ohio. The 1997 amount also reflects the first full year of unrelated parties as lessees.

    Interest Income, Related Parties: Reduced to $0 in 1999 and 1998 from $122,000 in 1997. The 1998 amount was reduced from the 1997 amount based upon the satisfaction of a note receivable from a related party in 1997, and our directors agreeing to forego director fees, in return for forgiveness of interest due on the director notes.

    Interest Expense, Depreciation and Amortization, and Property Taxes: The 1999 and 1998 amounts are greater than the 1997 amount because of the additional debt, capitalized cost, loan cost, and property taxes associated with the acquisition of the Super 8 Motel located in Flagstaff, Arizona and the Country Hearth Inn hotels located in Findlay, Ohio and Auburn, Indiana. 1998 was the first full year of operations for the Findlay and Auburn Hotels.

    Depreciation expense, which is included in depreciation and amortization, is calculated based upon the original historical cost of the five initial hotels we acquired and the acquisition value of the remaining hotels. Our hotels located in Mission Bay, California and Findlay, Ohio were classified under "Land, Property, and Equipment--Held for Sale" in the fourth quarter, 1998. Amortization and Depreciation expense is not recognized for properties classified as "Land, Property, and Equipment--Held for Sale", so the 1999 amounts are less than the 1998 amounts.

    Administrative Expenses, Other: The 1999 amount is approximately $862,000. The 1998 total amount of approximately $704,000 is reduced from the 1997 total of $1,020,000, primarily because of reductions in direct corporate overhead in 1998, and certain one-time charges incurred in 1997 related to moving the corporate office from California to Texas.

    Administrative Expenses, Other: The amounts of $862,000 and $704,000 for the years ended 1999 and 1998, included the following approximate amounts: salaries & benefits: $325,000 and $285,000; audit and accounting fees: $69,000 and $83,000; legal fees: $154,000 and $82,000; contract labor: $69,000 and $52,000;
corporate office rent: $12,000 and $16,000; office supplies: $3,000 and $5,000; telephone: $17,000 and $17,000; travel: $30,000 and $32,000; marketing &
advertising: $18,000 and $2,000; stock transfer costs: $30,000 and $36,000; statutory filing and printing costs: $28,000 and $30,000; taxes & licenses:
$21,000 and $6,000; other administrative costs: $86,000 and $58,000.

    Directors Fees for 1999 totaled approximately $90,000 and is greater than the 1998 and 1997 amounts of $20,000 and $18,000 due to shares of common stock issued to former directors.

    Minority Interest in Partnerships: Represents the 19% minority interest in the operations of the Country Hearth Inn Hotels.

    Relinquished project costs of $294,000 for the year ended 1999 include costs incurred related to potential hotel acquisitions in Florida and other parts of the southeastern United States.

    Amortization of Unearned Directors Compensation was calculated based upon the terms of the independent directors' notes.

    The Net Loss from Sale of Property recognized in 1999 was $607,000. This is greater than the amount recognized as Valuation Reserve in 1998 because the contract for sale of the Findlay Hotel was not finalized until 1999.

    The Net Gain from Transfer of Lease of approximately $279,000 resulted from the change in lessee on our hotel in Mission Bay, California from Crossroads Hospitality Tenant Company to Vagabond Inns. The Net Gain from Transfer of Lease of approximately $573,000 in 1998 resulted from the change in lessees on seven of our hotels in 1998.

THREE MONTHS ENDED MARCH 31, 2000 AND 1999

    Occupancy and average room rates of approximately 59% and $48.02 for our hotels for the three months ended March 31, 2000 resulted in total sales of approximately $2,215,000 and generated total lease and net operating revenues of approximately $690,000. Occupancy and average room rates of approximately 56% and $46.74 for our hotels for the three months ended March 31, 1999 resulted in total sales of approximately $2,260,000, which generated total lease revenues of approximately $812,000. 1999 included sales and revenues of $63,000 from the Findlay Hotel subsequently sold in 1999. Lease revenues were negatively impacted in the first quarter of 2000 by reductions to base rent as a result of competition adjustments.

    Administrative expenses--other were approximately $181,000 and $177,000 for the three month periods ended March 31, 2000 and 1999, and consisted primarily of the following approximate amounts: advisory fees paid to our advisor of $87,000 and $0; insurance of $15,000 and $0; legal fees of $28,000 and $26,000;
settlement claims not accrued of $40,000 and $0; and other costs of $11,000 and $38,000. Costs incurred in 1999 but included in advisory fee paid to our advisor in 2000 were $0 and $113,000.

LIQUIDITY AND CAPITAL RESOURCES

    On December 22, 1999, we sold to Mackenzie Patterson 500,000 shares of our Series "A" Convertible Preferred Stock, $0.01 par value per share, for a purchase price of $1,500,000.00. We used the proceeds from the sale of the Series "A" Preferred to satisfy current obligations and for working capital. We also issued to MacKenzie Patterson Warrants to purchase 500,000 shares of our Class "A" Common Stock for an exercise price of $3.00 per share, exercisable at any time for a period of six (6) years from the date of issuance. Concurrently with the purchase of the shares of Series "A" Preferred and the issuance of the Warrants, we entered into an Advisory Agreement under which MacKenzie Patterson assumed responsibility for our day to day operations and direction of our new investments. In order to implement the responsibilities of MacKenzie Patterson under the Advisory Agreement, the principle offices of the Company were moved from Dallas, Texas to Moraga, California in January 2000.

    Effective May 12, 1998, Host Ventures, Inc., our wholly owned subsidiary entered into a new loan agreement with Credit Suisse First Boston in which the principal amount of the existing debt from First Boston to Host Ventures was increased from $8,725,000 to $9,075,000. We used the additional proceeds of the loan for general corporate purposes. The term of the loan provides that all principal and outstanding interest is due and payable in June, 2023. The annual interest rate was modified to 8.12%, with interest and principal amortized over a 25 year term, payable monthly. The loan provides for a

"Hyperamortization Date," after which the annual interest rate increases substantially. The hyperamortization provision is intended to provide incentive for the loan to be paid off on the tenth anniversary date of the loan.

    Effective May 12, 1998, we entered into a mezzanine loan agreement with Credit Suisse First Boston in which Credit Suisse First Boston loaned the Company $825,000. We used the proceeds of the loan for general corporate purposes. Interest accrues at a floating rate of the 30-day LIBOR, plus 500 basis points. Interest and principal, based on a 5 year amortization, are due monthly. We subsequently formed Host Enterprises, Inc., as a wholly owned, special purpose entity for the purpose of transferring the mezzanine loan to Host Enterprises. We guaranteed the performance by Host Ventures of the terms of the mezzanine loan and pledged the stock of Host Ventures as security for the mezzanine loan.

    On June 19, 1997, we executed a promissory note payable to Blacor, Inc. in the original principal amount of $70,000. On December 30, 1997, the note was extended by a new promissory note in the original principal amount of $86,600. Effective December 30, 1998, the note was again extended to April 30, 1999. During 1999, the balance of the note was increased to $108,600. On
September 29, 1999, we paid a portion of the outstanding principal balance and all accrued interest on the note by the issuance to Blacor of 33,000 shares of our Class "A" Common Stock. The remaining principal and interest outstanding was paid in full in December, 1999.

    In October 1997, B-H Findlay, L.P. executed a note payable to the seller of our hotel located in Findlay, Ohio and BH-Auburn, L.P. executed a note payable to the seller of our hotel located in Auburn, Indiana in partial payment of the purchase price of the hotels. We are the beneficial owner of 81% of the partnership interests in each of B-H Findlay and B-H Auburn. The seller notes were originally secured by 90,000 shares of our Class "B" Common Stock and our corporate guaranty. The notes were modified on June 15,1998 to provide that if, on October 21, 1998, the closing price of our Common Stock as traded on the American Stock Exchange was less than $6.50 per share, we would make an additional cash payment to the sellers so that the total value of the Class "A" Common Stock at the per share price on October 21, 1998, plus the amount of the cash payment to the sellers, equaled $750,000.

    B-H Findlay and B-H Auburn defaulted on their payment obligations under the seller notes in January 1999 and the holders of the Country Hearth Notes filed a complaint in the Franklin County Common Pleas Court, Columbus, Ohio, Civil Division against each of the partnerships, as maker, and us, as guarantor. The complaints were filed in April 1999 and together demanded payment of the seller notes in full and the related cash payment in the aggregate amount of approximately $1,550,000. On July 30, 1999, a judgment was rendered against B-H Findlay, B-H Auburn and us in the approximate aggregate amount of $1,550,000. The obligations of B-H Findlay under the Findlay note, both principal and interest, in the approximate settlement amount of $650,000.00 were satisfied in full from the net proceeds of the sale of the Findlay Property in November 1999. Our guaranty and the pledged stock continue to secure the obligations of B-H Auburn under the Auburn Note and the cash payment in the approximate of $800,000.00, as of December 31, 1999.

    Our principal source of cash to meet our cash requirements, including distributions to our shareholders and repayments of indebtedness, is the cash flow from our hotel leases. For the year ended December 31, 1999, cash flow used in operating activities was approximately $358,000.

    We have addressed the "Year 2000 Problem" and determined that our automated systems are "Y2K Compliant." The lessees and operators of our hotels have also advised us that the systems relating to the hotels are "Y2K Compliant." This compliance includes all front office systems, electronic locks, telephone systems, credit card processing, communications software with primary bankers, motel VCRs, FAX machines, copiers, cash registers, television systems, and elevators, among other systems. If we suffer material loss or significant adverse effects to operations resulting from non-compliance, we may terminate the related lease due to default by the lessee and execute leases with a new lessee who is "Y2K Compliant." Any cost incurred by us to maintain compliance is expected to be immaterial.

    We have no committed additional sources of external liquidity available and must rely on our internal cash flow to meet our liquidity needs. Our principal source of cash to meet our cash requirements, including distributions to our shareholders, is our share of the cash flow from our hotels. Although the obligations of BAC Hotel Management, as lessee, under the hotels leased by BAC Hotel are guaranteed in part by Buckhead American Corporation, the ability of BAC Hotel to make lease payments under our hotel leases, and, therefore, our liquidity, including our ability to make distributions to our shareholders, is dependent on the ability of BAC Hotel to generate sufficient cash flow from our hotels.

    Other than debt service on our loan facilities and notes, the capital expenditures required under our hotel leases or our loan facilities, property taxes on our hotels, and other administrative expenses, we are not aware of any demands, commitments, events or uncertainties that will result or are likely to result in a change in our liquidity.

    We intend to make additional investments in hotels and may incur indebtedness to make these investments to the extent that working capital and cash flow from our investments are insufficient to make these investments. We will invest in additional hotels only as suitable opportunities arise, and we will not undertake investments unless adequate sources of financing are available. We expect that future investments in hotels will be financed, in whole or in part, with our capital stock, proceeds from additional issuances of our capital stock, or from the issuance of other debt or equity securities. In the future, we may seek to obtain a line of credit or a permanent credit facility, negotiate additional credit facilities, or issue corporate debt instruments, all in compliance with our charter restrictions. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, charge a fixed or variable interest rate and may be subject to such other terms as our Board of Directors deems reasonably prudent and in our best interest.

INFLATION

    Operators of hotels generally possess the ability to adjust room rates quickly. Competitive pressures may, however, limit the ability of the lessees and operators of our hotels to raise room rates in the face of inflation.

SEASONALITY

    Hotel operations are generally seasonal in nature based upon geographic locations. This seasonality can be expected to cause fluctuations in our quarterly lease revenues to the extent that we receive percentage rent.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    Our Board of Directors consists of five (5) members. Our directors are elected at the annual meeting of our stockholders and serve until the next annual meeting of our stockholders or until a successor has been elected or appointed. Set forth below is certain information regarding directors and executive officers.

GUY E. HATFIELD, DIRECTOR

    Guy E. Hatfield has served as a director since 1996. Mr. Hatfield, 65, has been President of All American Group, Inc., a Delaware corporation, since 1989. Mr. Hatfield earned a Bachelor of Science degree from Bradley University in 1955 and a Juris Doctorate from the University of San Diego in 1962. From 1984 to 1989, Mr. Hatfield was Chairman of the Board and Chief Executive Officer of Motels of America, Inc., a corporation which built and managed 107 Super 8 motels and had gross annual sales of $80,000,000. Since 1989, Mr. Hatfield has served as President and Chairman of Hatfield Inns, Inc., a corporation involved in the ownership and management of hotel properties.

WILLIAM M. BIRDSALL, DIRECTOR

    William M. Birdsall has served as a director since 1996. Mr. Birdsall, 51, was our Chairman of the Board and Chief Executive Officer until March 31, 1998. Effective April 1, 1998, Mr. Birdsall resigned his position as Chairman of the Board and Chief Executive Officer, but continues to serve as a director. He also serves as President of Birdsall & Corporation, a real estate investment and finance firm located in Durango, Colorado. Before starting Birdsall & Corporation in 1993, Mr. Birdsall was Chairman and CEO of the Price REIT, a public corporation, which he co-founded and took public in 1991 in the form of a Real Estate Investment Trust trading on NASDAQ. Mr. Birdsall has been involved with real estate development since 1978. He was Chief Operating Officer of Estes Properties, Inc., where he was responsible for operations of the Lowes Ventana Canyon Resort and Golf Club in Tucson, Arizona, a 2,000-acre planned community and resort hotel. From 1982 through 1987 he was Senior Vice-President of Real Estate for Ramada, Inc., the international hotel chain. He now serves on the Scripps Memorial Hospitals Foundation Board and is a member of the Young Presidents Organization, Arizona Bar Association, Urban Land Institute, and International Council of Shopping Centers.

BRIAN K. RODGERS, DIRECTOR

    Brian K. Rodgers has served as a director since March 1999. Mr. Rodgers, 28, is an associate at HVS International, a worldwide hotel consulting and appraisal firm serving hotel owners and lenders throughout the United States and abroad. Mr. Rodgers has conducted appraisals on hotel assets and development projects valued at over $1 billion. Prior to his employment at HVS International, Mr. Rodgers gained hotel operational experience at Four Seasons Hotels and Resorts, serving a management role in the opening of the Four Seasons Resort Aviara, located in Carlsbad, California. Mr. Rodgers earned a Bachelor of Arts degree in psychology from the University of California at San Diego in 1994 and a Master of Management in Hospitality from Cornell University in 1998.
Mr. Rodgers resides in San Francisco, California and is an active member of the Cornell Hotel Society.

ROBERT E. DIXON, DIRECTOR

    Robert E. Dixon has served as a director since March 1999. Mr. Dixon, 31, is the managing member and controlling interest holder in Sutter Capital Management, LLC. Mr. Dixon is a Canadian citizen and received his bachelors degree from the University of California at Los Angeles in 1992. During 1993 and 1994, Mr. Dixon was employed by Lehman Brothers in equity sales and trading and in October, 1994 joined MacKenzie Patterson, Inc., as a securities research analyst. In June, 1996,

Mr. Dixon left MacKenzie Patterson to begin buying and selling securities for his own account and that of Sutter Opportunity Fund, and entity which he controls. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997. In January 2000, Mr. Dixon was appointed Chairman of the Board of Host Funding.

GLEN FULLER, DIRECTOR AND CHIEF OPERATING OFFICER

    Glen Fuller, 27, was appointed a director by the incumbent Board of Directors, effective as of December 23, 1999, to fill the vacancy created by the resignation of Michael S. McNulty. Mr Fuller was also appointed our Chief Operating Officer in January 2000. Mr. Fuller is also senior vice president, chief operating officer, and a director of MacKenzie Patterson, Inc., our external advisor, with responsibility for new product development. Prior to becoming a senior vice president, Mr. Fuller served MacKenzie Patterson for two years as a portfolio manager and research analyst. Prior to joining MacKenzie Patterson, Mr. Fuller spent two years managing the over the counter trading desk for North Coast Securities Corp., a registered broker-dealer, with responsibility for both the proprietary and retail trading desks. Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities. Mr. Fuller currently is a NASD registered options principal, registered bond principal, and holds a NASD Series 7, general securities licence. Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

C. E. PATTERSON, PRESIDENT AND CHIEF EXECUTIVE OFFICER

    C. E. Patterson has served as our President and Chief Financial Officer since January 1, 2000. Mr. Patterson, 59, has spent his entire business career in the financial services industry. From 1976 to 1981, Mr. Patterson was associated with Smith Barney, Harris Upham, Inc., as a vice president of sales, Merrill, Lynch, Pierce, Fenner and Smith, as a senior account executive, and Paine, Webber, Jackson & Curtis, as an account vice president. During this period, Mr. Patterson's primary responsibilities were the counseling of individual clients and the research and marketing of specialized financial products. In 1981, Mr. Patterson co-founded Patterson Financial Services, Inc., as a financial planning firm, of which he continues to serve as president. In 1988, Mr. Patterson also co-founded the predecessor of MacKenzie
Patterson, Inc., which serves as the manager of numerous investment funds. MacKenzie Patterson also serves as the external advisor of the Company.
Mr. Patterson is the controlling shareholder and president of MacKenzie
Patterson.

COMPENSATION OF DIRECTORS

    In 1999, Messrs. Dixon and Rodgers purchased 10,000 shares of our Class "A" Common Stock. The purchase price for the Class "A" Common Stock was paid by the execution by each director of a $25,000 non-recourse promissory note secured by the purchased shares. In connection with the purchase of the shares, we agreed to forgive the promissory notes (i) in increments of 18% of the principal amount per annum for each year the director remains a director, and (ii) upon the death, disability or resignation of the director, except for voluntary resignation or failure to serve. We did not pay any directors fees during fiscal year 1999, and do not anticipate paying directors fees for fiscal year 2000.

    We have not paid and do not anticipate paying directors for service on committees. All of our directors are entitled to participate in the Host Funding, Inc. 1997 Incentive Plan, however, since adoption, no benefits have been issued under the 1997 Incentive Plan.

                             EXECUTIVE COMPENSATION

    The following table shows for the years presented, the compensation paid to our executive officers serving during 1999:

                                                                          OTHER           ALL
                                                                          ANNUAL         OTHER
NAME AND PRINCIPAL POSITION(1)       YEAR     SALARY ($)   BONUS ($)   COMPENSATION   COMPENSATION
------------------------------     --------   ----------   ---------   ------------   ------------
Michael S. McNulty,  ............    1999      $108,000
  President                          1998      $108,000
                                     1997      $ 99,000
Bona K. Allen,  .................    1999      $ 76,875
  Chief Financial Officer            1998      $ 84,375
                                     1997      $ 65,625

------------------------

(1) Each of Messrs. McNulty and Allen was employed during fiscal years 1997, 1998 and 1999 pursuant to an employment agreement with Host Funding. Mr McNulty's employment agreement was terminated effective December 31, 1999. Mr. Allen's employment agreement was terminated effective as of March 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table shows the ownership of our voting securities both beneficially and of record and both individually and in the aggregate, for those persons or entities known to us to be the owner of more than five percent (5%) of our voting securities as of the close of business on May 31, 2000. The number of shares and percentage ownership of Common Stock for each person or entity assumes that shares of our Common Stock issuable upon exercise of stock warrants to that person or entity (exclusive of others) exercisable within sixty (60) days from May 31, 2000 are outstanding. The information in the following table is taken from or based upon ownership filings made by the listed persons or entities with the Securities and Exchange Commission or upon information provided to us by each person or entity.

                                                                     AMOUNT AND
                                                                     NATURE OF
                                          NAME AND ADDRESS           BENEFICIAL   PERCENT OF
TITLE OF CLASS                           OF BENEFICIAL OWNER         OWNERSHIP      CLASS
--------------                     -------------------------------   ----------   ----------
Class "A" Common.................  MacKenzie Patterson, Inc.            621,838(1)    28.01%
                                   1640 School Street
                                   Moraga, California 94556
Class "A" Common.................  Guy E. Hatfield                      378,716(2)    22.02%
                                   230 West Laurel Street, #1003
                                   San Diego, California 92101
Class "A" Common.................  Sutter Opportunity Fund, LLC         255,488(3)    14.85%
                                   595 Market Street, Suite 2100
                                   San Francisco, California 94105
Series "A" Preferred.............  MacKenzie Patterson, Inc.            500,000(4)      100%
                                   1640 School Street
                                   Moraga, California 94556

------------------------

(1) Includes warrants to purchase 500,000 shares of the Class "A" Common Stock of the Company. Also includes 106,838 shares owned collectively by MP Value Fund, LLC, Accelerated High Yield Pension Investors, Ltd., Accelerated High Yield Income Fund II, Ltd., and Accelerated High Yield

    Income Fund, Ltd., of which MacKenzie Patterson, Inc. is either the general partner or manager, and 15,000 shares owned individually by C.E. Patterson, the President and a director of MacKenzie Patterson and the Chief Executive Officer of Host Funding. Mr. Patterson may be deemed to be a beneficial owner of the shares owned by MacKenzie Patterson by virtue of his position as a director and president of MacKenzie Patterson.

(2) Includes l,106 shares held in an Individual Retirement Account with Sunwest Federal Credit Union for the benefit of Mr. Hatfield's wife, Dorothy Hatfield; 1,574 shares held in an Individual Retirement Account with Sunwest Federal Credit Union for the benefit of Mr. Hatfield; 425 shares held in trust by Mr. Hatfield, as trustee, for the benefit of Mr. Hatfield and his wife; 240,000 shares held in the Hatfield Family Trust; 340 shares held by Sunwest Federal Credit Union for the benefit of Mr. Hatfield's son, Scott J. Hatfield; and 340 shares held in the name of Scott J. Hatfield, of which Mr. Hatfield may be deemed the beneficial owner.

(3) Includes 22,500 shares owned by Sutter Capital Management, LLC, the manager of Sutter Opportunity Fund, LLC. Robert E. Dixon, one of our directors, is the managing member of Sutter Capital and thereby controls Sutter Opportunity. Mr. Dixon may be deemed to be a beneficial owner of the shares owned by Sutter Capital and Sutter Opportunity by virtue of his position as the managing member of Sutter Capital.

(4) C.E. Patterson, our Chief Executive Officer may be deemed to be a beneficial owner of the shares owned by MacKenzie Patterson by virtue of his position as a director and president of MacKenzie Patterson.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the ownership of each class of our equity securities, both beneficially and of record and both individually and in the aggregate, for our directors and executive officers, as of the close of business on May 31, 2000. The number of shares and percentage ownership of Common Stock for each person assumes that shares of our Common Stock issuable upon exercise of stock warrants to that person (exclusive of others) exercisable within sixty
(60) days from May 31, 2000 are outstanding. The information in the following table is taken from or based upon ownership filings made by the listed persons with the Securities and Exchange Commission or upon information provided to us by each person.

                                                              AMOUNT AND NATURE
                                            NAME OF             OF BENEFICIAL     PERCENT OF
TITLE OF CLASS                          BENEFICIAL OWNER          OWNERSHIP         CLASS
--------------                       ----------------------   -----------------   ----------
Class "A" Common...................  C.E. Patterson                  621,838(1)      28.01%
Class "A" Common...................  Guy E. Hatfield                 378,716(2)      22.02%
Class "A" Common...................  Robert E. Dixon                 255,488(3)      14.85%
Class "A" Common...................  William M. Birdsall              20,000             *
Class "A" Common...................  Brian K. Rodgers                 10,000             *
Series "A" Preferred...............  C.E. Patterson                  500,000(4)        100%
Class "A" Common...................  All Directors and             1,286,042         57.93%
                                     Executive Officers as
                                     a Group (6 persons)(5)
Series "A" Preferred...............  All Directors and               500,000           100%
                                     Executive Officers as
                                     a Group (6 persons)(6)

------------------------

(1) Includes warrants to purchase 500,000 shares of the Class "A" Common Stock of the Company owned by MacKenzie Patterson, Inc. Also includes 106,838 shares owned collectively by MP Value

    Fund, LLC, Accelerated High Yield Pension Investors, Ltd., Accelerated High Yield Income Fund II, Ltd., and Accelerated High Yield Income Fund, Ltd., of which MacKenzie Patterson is either the general partner or manager.
    Mr. Patterson is the president and a director of MacKenzie Patterson.
    Mr. Glen Fuller may be deemed to be a beneficial owner of the shares owned by MacKenzie Patterson by virtue of his position as a director and an executive officer of MacKenzie Patterson. Mr. Fuller disclaims beneficial ownership of such shares.

(2) Includes 1,106 shares held in an Individual Retirement Account with Sunwest Federal Credit Union for the benefit of Mr. Hatfield's wife, Dorothy Hatfield; 1,574 shares held in an Individual Retirement Account with Sunwest Federal Credit Union for the benefit of Mr. Hatfield; 425 shares held in trust by Mr. Hatfield, as trustee, for the benefit of Mr. Hatfield and his wife; 240,000 shares held in the Hatfield Family Trust; 340 shares held by Sunwest Federal Credit Union for the benefit of Mr. Hatfield's son, Scott J. Hatfield; and 340 shares held in the name of Scott J. Hatfield, of which Mr. Hatfield may be deemed the beneficial owner.

(3) Includes 22, 500 shares owned by Sutter Capital Management, LLC and 232,988 shares owned by Sutter Opportunity Fund, LLC. Mr. Dixon is the managing member of Sutter Capital which is the manager of Sutter Opportunity.

(4) Includes 500,000 shares owned by MacKenzie Patterson of which Mr. Patterson serves as president and a director. Mr. Glen Fuller may be deemed to be a beneficial owner of the shares owned by MacKenzie Patterson by virtue of his position as a director and an executive officer of MacKenzie Patterson.
    Mr. Fuller disclaims beneficial ownership of such shares.

(5) See Note (4) above.

(6) See Notes (1), (2) and (3) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE ADVISOR

    Although our Board of Directors is directly responsible for managing our affairs and for setting the policies which guide us, our day-to-day operations are performed by MacKenzie Patterson, Inc., a contractual external advisor under the supervision of our Board of Directors. The duties of our advisor include, among other things, investigating, evaluating and recommending real estate investment and sales opportunities, and locating financing and refinancing sources. Our advisor also serves as a consultant in connection with our business plan and investment policy decisions made by our Board of Directors.

    MacKenzie Patterson has served as our external advisor since January 1, 2000. The controlling shareholder and president of MacKenzie Patterson is C. E. Patterson who also serves as our President and Chief Financial Officer. Glen W. Fuller, who serves as our Chief Operating Officer, is also an executive officer of MacKenzie Patterson. As of May 31, 2000, MacKenzie Patterson was the beneficial owner of 28.01% of our outstanding shares of Common Stock and 100% of our outstanding shares of Series "A" Convertible Preferred Stock.

    The Advisory Agreement provides for MacKenzie Patterson to receive a base annual fee of $350,000, payable in equal monthly installments of $29,167, in advance. In addition to the base annual fee, MacKenzie Patterson receives the following forms of additional compensation:

    - an acquisition fee upon the consummation or making of each acquisition, loan or investment by us involving improved or unimproved real property in an amount equal to the fee generally paid to independent advisors and consultants in the geographical area of the acquired property, but in no event less than 1% of the purchase price of each acquisition or 1% of each loan or investment

    - a disposition fee upon the consummation of the sale or disposition of any of our assets in an amount equal to the fee generally paid to independent advisors and consultants in the geographical area of the disposed asset, but in no event less than one-half of one percent of the sales price

    - an additional annual fee equal to 20% of any remaining cash available for distribution to our shareholders after payment or reservation for payment of an amount equal to $0.40 per annum for each of our outstanding shares

    The Advisory Agreement further provides that MacKenzie Patterson shall bear the following costs and expenses:

    - expenses and salaries of personnel employed by MacKenzie Patterson;

    - rent and office expenses of both MacKenzie Patterson and us (unless we maintain office space separate from that of MacKenzie Patterson);

    - our ordinary and recurring administrative expenses;

    - all expenses connected with ordinary and recurring communications to holders of our securities; and

    - transfer agent and registration fees and charges

    The Advisory Agreement is for an initial term which expires December 31, 2000 and automatically renews for additional three year periods unless otherwise terminated in accordance with its terms.

                          DESCRIPTION OF CAPITAL STOCK

    We have summarized below the material provisions of our Articles of Incorporation and Bylaws. Our summary may not contain all of the information that is important to you. See "Where To Find Additional Information" for information about how to obtain a copy of the documents we refer to in this section.

CAPITAL STOCK

    Under our Articles of Incorporation, we are authorized to issue up to 75 million shares of stock, consisting of:

    - fifty million shares of Class "A" Common Stock;

    - four million shares of Class "B" Common Stock;

    - one million shares of Class "C" Common Stock; and

    - twenty million shares of Preferred Stock.

CLASS "A" COMMON STOCK

    Shares of our Class "A" Common Stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our Class "A" Common Stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. Cumulative voting is prohibited in the election of our directors. The holders of shares of our Class "A" Common Stock are entitled to receive dividends, if any, as and when declared from time to time by our Board of Directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of our Preferred Stock. Subject to the rights of the holders of our Preferred Stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our Class "A" Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of Common Stock. The shares of our Class "A" Common Stock currently outstanding are validly issued, fully paid and nonassessable.

CLASS "B" COMMON STOCK

    Shares of our Class "B" Common Stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our Class "B" Common Stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. The holders of shares of our Class "B" Common Stock are entitled to receive dividends, if any, as and when declared from time to time by our Board of Directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of our Class "A" Common Stock or Preferred Stock. Subject to the rights of the holders of our Preferred Stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our Class "B" Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of Common Stock. No shares of Class "B" Common Stock are currently outstanding. We have pledged 90,000 treasury shares of Class "B" Common Stock to secure seller financing and certain other obligations relating to the hotels located in Auburn, Indiana and previously located in Findlay, Ohio.

CLASS "C" COMMON STOCK

    Shares of our Class "C" Common Stock are not redeemable, do not have any conversion rights and are not subject to call. Holders of shares of our Class "C" Common Stock have no preemptive, redemption, conversion or other subscription rights and are entitled to one vote per share on any matter submitted to a vote of our shareholders. The holders of shares of our Class "C" Common Stock are entitled to receive dividends, if any, as and when declared from time to time by our Board of Directors, out of legally available funds, but subject to the prior payment of dividends to the holders of any outstanding shares of our Class "A" Common Stock or Preferred Stock. Subject to the rights of the holders of Preferred Stock, if any, upon liquidation dissolution or winding up of our affairs, the holders of shares of our Class "C" Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of all shares of Common Stock. No shares of Class "C" Common Stock are currently outstanding.

WARRANTS TO PURCHASE COMMON STOCK

    We have issued and outstanding a series of warrants designated "Series B Warrants." The Series B Warrants provide warrants to purchase 225,000 shares of our Class "A" Common Stock at $10.80 per share and expire on February 2, 2001. There are additional provisions in the Series B Warrants that allow certain limited registration rights and pro-rata treatment upon the occurrence of certain events, including, without limitation, stock splits, mergers, reclassifications of stock, or a recapitalization.

    We also have issued and outstanding Warrants to purchase 500,000 shares of our Company's Class "A" Common Stock for an exercise price of $3.00 per share. The Warrants are exercisable at any time after the date of issuance with an expiration date of December 21, 2005. The Warrants are subject to exercise price adjustments upon the occurrence of certain events, including, without limitation, stock dividends, stock splits, mergers, reclassification of stock, or a recapitalization. The holders of the Warrants are entitled to certain demand registration rights upon exercise of the Warrants. This means that at any time after the date of issuance, the holders of at least 25% of the Warrants may make in the aggregate, up to four (4) written requests to register the shares issuable upon exercise of the Warrants. The holders of the Warrants are also entitled to certain "piggy-back" registration rights if we file a registration statement relating to the sale of securities for our own account. This means the holders of the Warrants may participate and sell shares in our public offering, except for shares registered by us for issuance under our employee stock option plans or in a merger or exchange in which our shares are issued in exchange for other securities.

SERIES "A" CONVERTIBLE PREFERRED STOCK

    On December 20, 1999, we filed Articles Supplementary with the Maryland State Department of Taxation designating 2,000,000 shares of the authorized but unissued shares of our Series "A" Convertible Preferred Stock, $0.01 par value per share. Of the 2,000,000 shares of the Series "A" Preferred Stock, 500,000 shares are issued and outstanding. The holders of our Series "A" Preferred Stock are entitled to participate pro rata with the holders of shares of our Class "A" Common Stock with respect to dividend distributions and to a liquidation preference of $4.00 per share over the holders of shares of our Class "A" Common Stock, upon our voluntary or involuntary dissolution, liquidation or the winding up of our affairs. The holders of our Series "A" Preferred Stock also have the right, exercisable at any time after December 23, 2002, to convert their shares into shares of Class "A" Common Stock on a one-for-one basis, or to require us to redeem all or any part of their shares at the redemption price of $4.00 per share plus any accrued and unpaid cash dividends. The conversion ratio is subject to adjustment upon the occurrence of certain events, including, issuance of additional shares of Class "A" Common Stock, stock dividends, stock splits, mergers, reclassifications of stock, or recapitalization. The holders of Series "A" Preferred Stock are entitled to the number of votes equal to the number of shares of Class "A" Common Stock into which a share of Series "A" Preferred Stock is convertible and are further entitled to vote together as a single group with the holders of Class "A" Common Stock on all matters submitted or required to be submitted to our stockholders for approval. The holders of Series "A" Preferred Stock, voting together as a single voting group, have the right to elect, at our annual stockholders meeting, two (2) of the five
(5) members of our Board of Directors.

    The holders of Series "A" Preferred Stock are entitled to certain demand registration rights relating to the shares of Class "A" Common Stock issuable upon conversion of the Series "A" Preferred Stock. This means that at any time after the date of issuance the holders of at least twenty-five percent (25%) of the Series "A" Preferred Stock may make in the aggregate, up to four
(4) written requests to register the number of shares issuable upon conversion of the Series "A" Preferred Stock. In addition, the holders of our Series "A" Preferred Stock are entitled to certain "piggy-back" registration rights if we file a registration statement relating to the sale of our securities for our own account. This means the holders of our Series "A" Preferred Stock may participate and sell shares in our public offering, except for shares registered by us for issuance under our employee stock option plans or in a merger or exchange in which our shares are issued in exchange for other securities.

STOCK EXCHANGE LISTING

    Our Class "A" Common Stock is traded on the American Stock Exchange under the trading symbol "HFD."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    We have agreed to indemnify our officers and directors to the maximum extent authorized or permitted under applicable law. Maryland's corporation law generally permits the liability of directors and officers to a corporation for monetary damages to be limited, unless it is proven that:

    - the director or officer actually received an improper personal benefit in money, property or services;

    - the director or officer acted in bad faith; or

    - the director's or officer's act or omission was the result of active and deliberate dishonesty.

    In addition, it must be proven that the director's or officer's act or omission was material to the matter giving rise to the proceeding. In the case of a suit by us or in our right, however, a director or officer may not be indemnified in respect of any proceeding in which he shall have been adjudged liable to us unless a court of appropriate jurisdiction determines that the director or officer is fairly and reasonably entitled to indemnification for such expenses as a court may deem proper. Any amendment or repeal of our charter may not adversely affect the rights of any person entitled to indemnification for any event occurring prior to the amendment or repeal.

AMENDMENT OF THE BYLAWS

    Except as provided by law, our Board of Directors has the exclusive power to alter or repeal our Bylaws by the affirmative vote of a majority of our Board of Directors.

                                 LEGAL MATTERS

    The validity of the issuance of our securities offered by this prospectus is being passed upon by John G. Rebensdorf, P.C.

                                    EXPERTS

    Our consolidated financial statements included in this prospectus and the related Registration Statement were audited by PricewaterhouseCoopers, LLP, independent certified accountants, to the extent and for the periods set forth in their report appearing elsewhere in this Prospectus. The consolidated financial statements are included in this prospectus in reliance upon such report given upon the authority of PricewaterhouseCoopers, LLP, as experts in auditing and accounting.

                      WHERE TO FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 in connection with the securities offered under this Prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400 and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

    No person is authorized by the Company to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, you should not rely upon such information.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE SECURITIES OFFERED UNDER THIS PROSPECTUS. IF ANYONE GIVES YOU ANY SUCH INFORMATION OR MAKES ANY SUCH REPRESENTATIONS, YOU SHOULD NOT RELY ON IT OR THEM AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE AFFAIRS OF THE COMPANY MAY CHANGE AND YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    INDEX TO COMBINED FINANCIAL INFORMATION
                               HOST FUNDING, INC.

ITEM                                                            PAGE
----                                                          --------
Report of Independent Certified Public Accountants..........  F-2

Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-3

Consolidated Statements of Operations for the years Ended
  December 31, 1999 and 1998................................  F-5

Consolidated Statements of Stockholders' Equity for the
  years Ended December 31, 1999 and 1998....................  F-6

Consolidated Statements of Cash Flows for the years Ended
  December 31, 1999 and 1998................................  F-9

Notes to Financial Statements for December 31, 1999 and
  1998......................................................  F-13

Consolidated Financial Statements for the Three Months Ended
  March 31, 2000............................................  F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Host Funding, Inc.:

    In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Host Funding, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Francisco, California
March 24, 2000

                               HOST FUNDING, INC.

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              -------------   -------------
ASSETS
LAND, PROPERTY AND EQUIPMENT--HELD FOR INVESTMENT:
  Building and improvements.................................   $17,664,925     $17,323,312
  Furnishings and equipment.................................     3,200,271       2,873,180
  Less accumulated depreciation.............................    (2,832,258)     (1,906,466)
                                                               -----------     -----------
                                                                18,032,938      18,290,026
Land........................................................     5,667,570       5,667,570
                                                               -----------     -----------
Land, property and equipment--held for investment...........    23,700,508      23,957,596

LAND, PROPERTY AND EQUIPMENT--HELD FOR SALE:
Building and improvements...................................     1,912,730       4,299,007
Furnishings and equipment...................................       379,698         876,093
Less accumulated depreciation...............................      (275,774)       (392,539)
Less impairment reserve.....................................      (444,000)
Land........................................................       702,500       1,239,206
                                                               -----------     -----------
Land, property and equipment--held for sale.................     2,719,154       5,577,767
                                                               -----------     -----------
Total Land, property and equipment..........................    26,419,662      29,535,363

CASH AND CASH EQUIVLANTS....................................     1,129,115          66,328
RESTRICTED CASH.............................................       271,341         486,573
RENT RECEIVABLE.............................................        49,823         236,754
NOTES AND OTHER RECEIVABLES, SALE OF LEASE RIGHTS...........             0         265,459
DUE FROM RELATED PARTIES....................................         4,223          36,612
LONG-TERM ADVANCES TO LESSEES...............................       110,090         110,090
RESTRICTED INVESTMENTS......................................       288,000         288,000
DEFERRED ADVISORY FEE.......................................       750,000
LOAN COMMITMENT FEES, NET OF ACCUMULATED AMORTIZATION OF
  $755,338 AT DECEMBER 31, 1999 AND $703,211 AT DECEMBER 31,
  1998......................................................     1,023,212       1,105,402
FRANCHISE FEES--NET OF ACCUMULATED AMORTIZATION OF $27,989
  AT DECEMBER 31, 1999 AND $21,340 AT DECEMBER 31, 1998.....        73,011          99,660
PREPAID AND OTHER ASSETS....................................       451,573         219,417
                                                               -----------     -----------
    TOTAL ASSETS............................................   $30,570,050     $32,449,658
                                                               ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                               HOST FUNDING, INC.

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              -------------   -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
LONG-TERM DEBT..............................................   $23,611,300     $25,790,837
SHORT TERM DEBT.............................................       386,691       1,025,941
LONG-TERM LEASE DEPOSIT.....................................       588,000         588,000
OPTION DEPOSITS.............................................        20,000
ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES..............     1,167,444         854,556
ACCRUED INTEREST............................................       311,971         231,577
ACCRUED PROPERTY TAXES......................................       107,111         132,465
Total liabilities...........................................    26,192,517      28,623,376
MINORITY INTEREST IN PARTNERSHIPS...........................        87,953         238,782
Series A Preferred stock; $0.01 par value; $4.00 liquidation perference; authorized 2,000,000 shares; issued and
  outstanding 500,000 and 0 shares at December 31, 1999 and
  December 31, 1998 respectively............................     1,500,000
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' EQUITY:
Class A Common stock, $.01 par value; authorized 50,000,000
  shares; issued and outstanding 1,720,000 and 1,546,369
  shares at December 31, 1999 and December 31, 1998
  respectively..............................................        18,645          16,907
Warrants to purchase 500,000 shares of Class A Common Stock;
  exercise price $3.00 per share; exercisable any time
  through December 22, 2005.................................       750,000
Additional Paid in Capital..................................     9,160,237       8,805,953
Accumulated Deficit.........................................    (6,011,046)     (4,038,321)
Less: Unearned directors' compensation net of accumulated
  amorttization of $72,402 and $145,208 at December 31, 1999
  and December 31, 1998, respectively.......................       (73,597)       (142,792)
                                                               -----------     -----------
                                                                 3,844,239       4,641,747
Less: Common stock in treasury at cost, 144,550 and 144,400
  shares at December 31, 1999 and December 31, 1998,
  respectively..............................................    (1,054,659)     (1,054,247)
                                                               -----------     -----------
Total shareholders' equity..................................     2,789,580       3,587,500
                                                               -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $30,570,050     $32,449,658
                                                               ===========     ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                               HOST FUNDING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                            TWELVE MONTHS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1999          1998          1997
                                                         -----------   -----------   -----------
NET INCOME/LOSS FROM OPERATIONS
  Room revenue.........................................  $   424,637   $             $
  Operating expenses...................................      243,628
                                                         -----------   -----------   -----------
  Income from property operations......................      181,009            --            --
CORPORATE REVENUES:
  Lease revenue........................................    3,368,330     3,891,259     3,679,355
  Interest income--related parties.....................           --                     121,976
  Interest other income................................       86,366        34,783        36,019
                                                         -----------   -----------   -----------
    Total revenue......................................    3,454,696     3,926,042     3,837,350
                                                         -----------   -----------   -----------
CORPORATE EXPENSES:
  Interest expense, including amortization of loan
    costs..............................................    2,660,667     2,693,219     2,375,059
  Depreciation and amortization........................      994,849     1,068,308       861,031
  Administrative expenses--other.......................      862,407       704,271     1,019,918
  Director fees........................................       88,700        20,000            --
  Property taxes.......................................      354,543       329,116       291,448
  Other Expenses.......................................       56,456
  Amortization of unearned directors' compensation.....      119,195        54,000        54,000
                                                         -----------   -----------   -----------
    Total expenses.....................................    5,136,817     4,868,913     4,601,456
                                                         -----------   -----------   -----------
NET LOSS FROM OPERATIONS...............................   (1,501,112)     (942,871)     (746,106)
VALUATION RESERVE......................................            0      (444,000)
NET LOSS FROM SALE OF PROPERTY.........................     (607,299)
NET GAIN FROM TRANSER OF LEASE.........................      278,862       572,846
RELINQUISHED PROJECT COSTS.............................     (294,005)     (107,000)     (274,000)
MINORITY INTEREST IN PARTNERSHIPS......................      150,829        16,710        12,592
                                                         -----------   -----------   -----------
NET LOSS...............................................   (1,972,725)     (904,315)   (1,025,514)
                                                         ===========   ===========   ===========
BASIC AND DILUTED NET LOSS PER SHARE...................  $     (1.22)  $     (0.58)  $     (0.68)
                                                         ===========   ===========   ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING...    1,615,894     1,559,916     1,516,652
                                                         ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                               HOST FUNDING, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                                                         RETAINED
                                             CLASS A    CLASS B    CLASS C                ADDITIONAL     EARNINGS       RELATED
                                              COMMON     COMMON     COMMON                 PAID IN     (ACCUMULATED   PARTY NOTE
                                              STOCK      STOCK      STOCK     WARRANTS     CAPITAL       DEFICIT)     RECEIVABLE
                                             --------   --------   --------   ---------   ----------   ------------   -----------
BALANCE, DECEMBER 31, 1996.................  $12,340     $1,400     $1,400                $7,501,494   $  (744,772)   $(1,805,675)
COMMON STOCK ISSUED FOR ACQUIRED PROPERTIES
  ACQUISTION FEE...........................      160                                        151,840
COMMON STOCK ISSUED AS DEPOSITS AND HELD IN
  ESCROW SUBJECT TO THE RELATED PURCHASE
  CONTRACTS (AS AMENDED)...................       55                                         49,745
PRINCIPAL REDUCTION: NOTES RECEIVABLE:
DIRECTORS..................................
AMORTIZATION OF UNEARNED DIRECTORS
  COMPENSATION.............................
CONVERSION OF CLASS C COMMON STOCK TO CLASS
  A COMMON STOCK...........................    1,400                (1,400)
CONVERSION OF CLASS B COMMON STOCK TO CLASS
  A COMMON STOCK...........................    1,400     (1,400)
90,000 SHARES OF COMMON STOCK IN TREASURY
  AT COST..................................
PRINCIPAL REDUCTION: NOTES RECEIVABLE:
HATFIELD...................................                                                                             1,805,675
ISSUED AND CONTRIBUTED TO BACHOST,
  L.L.C....................................      808                                        749,192
COMMON STOCK ISSUED AS DEPOSIT FOR LEGAL
  FE.......................................      150                                         97,350
REFUND OF COMMON STOCK ISSUED AS DEPOSIT
  AND HELD PURSUANT TO RELATED ADQUISTION
  FEE......................................      (55)                                       (49,745)
DISTRIBUTIONS..............................                                                             (1,363,719)
NET LOSS...................................                                               (1,025,514)
                                             -------     ------     ------      ----      ----------   -----------    -----------
BALANCE, DECEMBER 31, 1997.................  $16,258     $    0     $    0      $  0      $8,499,876   $(3,134,005)   $         0


                                               UNEARNED                        TOTAL
                                              DIRECTORS'      TREASURY     SHAREHOLDERS'
                                             COMPENSATION       STOCK         EQUITY
                                             -------------   -----------   -------------
BALANCE, DECEMBER 31, 1996.................   $  (262,792)   $              $ 4,703,395
COMMON STOCK ISSUED FOR ACQUIRED PROPERTIES
  ACQUISTION FEE...........................                                     152,000
COMMON STOCK ISSUED AS DEPOSITS AND HELD IN
  ESCROW SUBJECT TO THE RELATED PURCHASE
  CONTRACTS (AS AMENDED)...................                                      49,800
PRINCIPAL REDUCTION: NOTES RECEIVABLE:
DIRECTORS..................................         6,000                         6,000
AMORTIZATION OF UNEARNED DIRECTORS
  COMPENSATION.............................        54,000                        54,000
CONVERSION OF CLASS C COMMON STOCK TO CLASS
  A COMMON STOCK...........................
CONVERSION OF CLASS B COMMON STOCK TO CLASS
  A COMMON STOCK...........................
90,000 SHARES OF COMMON STOCK IN TREASURY
  AT COST..................................                     (900,000)      (900,000)
PRINCIPAL REDUCTION: NOTES RECEIVABLE:
HATFIELD...................................                                   1,805,675
ISSUED AND CONTRIBUTED TO BACHOST,
  L.L.C....................................                                     750,000
COMMON STOCK ISSUED AS DEPOSIT FOR LEGAL
  FE.......................................                                      97,500
REFUND OF COMMON STOCK ISSUED AS DEPOSIT
  AND HELD PURSUANT TO RELATED ADQUISTION
  FEE......................................                                     (49,800)
DISTRIBUTIONS..............................                                  (1,363,719)
NET LOSS...................................                   (1,025,514)
                                              -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997.................   $  (202,792)   $  (900,000)   $ 4,279,337

   The accompanying notes are an integral part of the consolidated financial statements.

                               HOST FUNDING, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                                                         RETAINED
                                             CLASS A    CLASS B    CLASS C                ADDITIONAL     EARNINGS       RELATED
                                              COMMON     COMMON     COMMON                 PAID IN     (ACCUMULATED   PARTY NOTE
                                              STOCK      STOCK      STOCK     WARRANTS     CAPITAL       DEFICIT)     RECEIVABLE
                                             --------   --------   --------   ---------   ----------   ------------   -----------
BALANCE, DECEMBER 31, 1997.................  $16,258     $    0    $     0    $      0    $8,499,876   $(3,134,005)   $         0
AMORTIZATION OF UNEARNED DIRECTORS
  COMPENSATION.............................
COMMON STOCK ISSUED FOR ACQUIRED PROPERTIES
  ACQUISITION FEE..........................      175                                        114,925
COMMON STOCK ISSUED AS COMPENSATION TO
  EMPLOYEE.................................        2                                          1,124
COMMON STOCK ISSUED PURSUANT TO SALE OF
  LEASE RIGHTS.............................      622                                        287,378
PRINCIPAL REDUCTION: NOTES RECEIVABLE
  DIRECTORS................................
54,400 SHARES OF COMMON STOCK IN TREASURY
  AT COST..................................
COMMON STOCK ISSUED AS DEPOSIT FOR LEGAL
  FEES RETURNED............................     (150)                                       (97,350)
NET LOSS...................................                                                               (904,316)
                                             -------     ------    --------   --------    ----------   -----------    -----------
BALANCE, DECEMBER 31, 1998.................  $16,907     $    0    $     0    $      0    $8,805,953   $(4,038,321)   $         0


                                               UNEARNED                        TOTAL
                                              DIRECTORS'      TREASURY     SHAREHOLDERS'
                                             COMPENSATION       STOCK         EQUITY
                                             -------------   -----------   -------------
BALANCE, DECEMBER 31, 1997.................   $  (202,792)   $  (900,000)   $ 4,279,337
AMORTIZATION OF UNEARNED DIRECTORS
  COMPENSATION.............................        54,000                        54,000
COMMON STOCK ISSUED FOR ACQUIRED PROPERTIES
  ACQUISITION FEE..........................                                     115,100
COMMON STOCK ISSUED AS COMPENSATION TO
  EMPLOYEE.................................                                       1,126
COMMON STOCK ISSUED PURSUANT TO SALE OF
  LEASE RIGHTS.............................                                     288,000
PRINCIPAL REDUCTION: NOTES RECEIVABLE
  DIRECTORS................................         6,000                         6,000
54,400 SHARES OF COMMON STOCK IN TREASURY
  AT COST..................................                     (154,247)      (154,247)
COMMON STOCK ISSUED AS DEPOSIT FOR LEGAL
  FEES RETURNED............................                                     (97,500)
NET LOSS...................................                                    (904,316)
                                              -----------    -----------    -----------
BALANCE, DECEMBER 31, 1998.................   $  (142,792)   $(1,054,247)   $ 3,587,500

   The accompanying notes are an integral part of the consolidated financial statements.

                               HOST FUNDING, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                                                         RETAINED
                                             CLASS A    CLASS B    CLASS C                ADDITIONAL     EARNINGS       RELATED
                                              COMMON     COMMON     COMMON                 PAID IN     (ACCUMULATED   PARTY NOTE
                                              STOCK      STOCK      STOCK     WARRANTS     CAPITAL       DEFICIT)     RECEIVABLE
                                             --------   --------   --------   ---------   ----------   ------------   -----------
BALANCE, DECEMBER 31, 1998.................  $16,907     $    0     $    0    $      0    $8,805,953   $(4,038,321)   $         0
COMMON STOCK ISSUED AS COMPENSATION TO
  EMPLOYEE.................................       10                                          2,240
AMORTIZATION OF UNEARNED DIRECTORS
  COMPENSATION.............................
FORGIVENESS OF BALANCE OF UNEARNED
  COMPENSATION TO FORMER DIRECTORS.........
COMMON STOCK SOLD TO DIRECTOR..............      200                                         19,800
COMMON STOCK REDEEMED......................
COMMON STOCK ISSUED TO FORMER DIRECTORS AND
  CHAIRMAN.................................      300                                         82,200
COMMON STOCK ISSUED TO NEW DIRECTORS.......      200                                         49,800
COMMON STOCK ISSUED IN PAYMENT OF DEBT.....    1,028                                        200,244
WARRANTS ISSUED TO NEW INVESTOR............                                                 750,000
NET LOSS...................................                                                             (1,972,725)
                                             -------     ------     ------    --------    ----------   -----------    -----------
BALANCE, DECEMBER 31, 1999.................  $18,645     $   --     $   --    $750,000    $9,160,237   $(6,011,046)   $        --


                                               UNEARNED                        TOTAL
                                              DIRECTORS'      TREASURY     SHAREHOLDERS'
                                             COMPENSATION       STOCK         EQUITY
                                             -------------   -----------   -------------
BALANCE, DECEMBER 31, 1998.................   $  (142,792)   $(1,054,247)   $ 3,587,500
COMMON STOCK ISSUED AS COMPENSATION TO
  EMPLOYEE.................................                                       2,250
AMORTIZATION OF UNEARNED DIRECTORS
  COMPENSATION.............................        24,000                        24,000
FORGIVENESS OF BALANCE OF UNEARNED
  COMPENSATION TO FORMER DIRECTORS.........        95,195                        95,195
COMMON STOCK SOLD TO DIRECTOR..............                                      20,000
COMMON STOCK REDEEMED......................                         (412)          (412)
COMMON STOCK ISSUED TO FORMER DIRECTORS AND
  CHAIRMAN.................................                                      82,500
COMMON STOCK ISSUED TO NEW DIRECTORS.......       (50,000)                           --
COMMON STOCK ISSUED IN PAYMENT OF DEBT.....                                     201,272
WARRANTS ISSUED TO NEW INVESTOR............                                     750,000
NET LOSS...................................                                  (1,972,725)
                                              -----------    -----------    -----------
BALANCE, DECEMBER 31, 1999.................   $   (73,597)   $(1,054,659)   $ 2,789,580

   The accompanying notes are an integral part of the consolidated financial statements.

                               HOST FUNDING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                            1999          1998          1997
                                                         -----------   -----------   -----------
OPERATING ACTIVTIES:
  Net loss.............................................  $(1,972,725)  $  (904,316)  $(1,025,514)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization......................      994,849     1,068,307       861,031
    Amortization of loan fees..........................       55,207       135,086       372,772
    Amortization of unearned directors' compensation...      119,195        54,000        54,000
    Common stock issued as compensation................        2,250         1,126
    Gain from transfer of lease........................     (278,862)     (572,846)
    Minority interest in partnerships..................     (150,829)      (16,040)      (12,592)
    Impairment loss on assets held for sale............                    444,000
    Loss from sale of property.........................      607,299
    Common stock issued to directors for director
      fees.............................................       82,500
    Common stock issued in payment of interest.........       19,335
  Changes in operating assets and liabilities:
    Rent receivable....................................      186,931      (121,426)      107,832
    Rent, interest and other receivable--due from
      related party....................................       32,389       (16,670)       10,448
    Prepaid and other assets...........................     (230,573)     (135,967)      (22,985)
    Notes receivable: directors........................                      6,000         6,000
    Credit on note receivable, related party...........                                   31,397
    Accounts payable and accrued expenses..............      176,358       438,077       548,341
                                                         -----------   -----------   -----------
    Net cash provided by (used in) operating
      activities.......................................     (356,676)      379,331       930,730
                                                         -----------   -----------   -----------
INVESTING ACTIVITIES:
  Investment in land, property and equipment...........     (211,675)   (1,044,746)  (10,435,232)
  Investment in restricted cash........................      215,232        71,185      (428,806)
  Long-term advances to lessee.........................     (110,090)      (30,841)
  Proceeds from sale of property.......................    2,400,000
  Costs of property sale...............................     (165,690)
  Proceeds related to transfer of lease................      500,000
  Payments related to transfer of lease................     (221,138)
  Reimbursement of advances to lessee..................                    255,841
  Franchise fees.......................................                                  (62,750)
  Proceeds related to sale of leasing rights...........                    807,200
  Payments related to sale of leasing rights...........                   (346,354)
                                                         -----------   -----------   -----------
    Net cash provided by (used in) investing
      activities.......................................    2,516,729      (366,964)  (10,957,629)
                                                         -----------   -----------   -----------
FINANCING ACTIVITIES:
  Stock sold to director...............................       20,000
  Cash portion of related party note receivable
    payment............................................                                  874,278
  Preferred stock sold.................................    1,500,000
  Fees related to preferred stock sale
  Payment of loan fees.................................                   (275,937)     (834,985)
  Borrowings on short-term debt........................      207,000                   1,345,154

                               HOST FUNDING, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                            1999          1998          1997
                                                         -----------   -----------   -----------
  Payment of short term debt...........................     (664,314)     (319,213)
  Borrowings on long-term debt.........................                  1,175,000     9,682,645
  Payments on long-term debt...........................   (2,179,536)     (420,509)     (146,300)
  Long-term lease deposit..............................                                  300,000
  Distributions........................................                               (1,363,719)
  Receipt of option deposits...........................       20,000
                                                         -----------   -----------   -----------
    Net cash provided by (used in) financing
      activities.......................................   (1,097,265)        5,094     9,857,073
                                                         -----------   -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS................    1,062,787        17,461      (169,926)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......       66,328        48,867       218,693
                                                         -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR...............    1,129,115        66,328        48,867
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for interst................  $ 2,525,067   $ 2,522,609   $ 1,921,127
  Non-cash investing activities:
    Common stock issued as compensation Class A
      common...........................................  $        10   $         2   $
    Additional paid in capital.........................        2,240                       1,124
    Salary expense.....................................       (2,250)                     (1,126)
    Net non-cash investing act$vity....................  $             $             $
    Property & equipment additions; repairs made by
      Buckhead
    To certain properties..............................
    Notes and other receivable.........................  $  (265,459)  $  (134,541)  $
    Other accrued expenses.............................     (191,570)
    Land, property & equipment.........................       457,02                     134,541
    Net non-cash investing actvity.....................  $             $             $
  Acquisition costs funded by note payable
    Other assets.......................................  $   190,000   $             $
    Short term debt....................................     (190,000)
    Net non-cash investing actvity.....................  $             $             $
  Common stock issued in payment of interest and
    principal on short term debt
    Common stock.......................................  $     1,028   $             $
    Additional paid in capital.........................      200,244
    Interest...........................................      (19,336)
    Short term debt....................................     (181,936)
    Net non-cash financing actvity.....................  $             $             $
  Common stock issued to former directors and Chairman
    Common Stock.......................................  $       300   $             $
    Additional paid in capital.........................       82,200
    Directors fees.....................................      (82,500)
    Total non cash activity............................  $             $             $

                               HOST FUNDING, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                            1999          1998          1997
                                                         -----------   -----------   -----------
  Common Stock issued to new directors
    Common stock.......................................  $       200   $             $
    Additional paid in capital.........................       19,800
    Notes receivable, directors........................      (20,000)
    Net non-cash investing actvity.....................  $             $             $
  Common stock issued pursuant to the sale of lease
    rights
    Common stock.......................................  $             $       622   $
    Additional paid in capital.........................                                  287,378
    N/R: Buckhead......................................                                 (288,000)
Commonstock pledged to Host
  Funding as security deposit

  Net non-cash investing actvity relating to leases to
    Buckland...........................................  $             $             $
    Restricted investments.............................  $             $   288,000   $
    Security deposits..................................                   (288,000)
    Net non-cash investing activity....................  $             $             $
  Common stock issued for Acquired Properties
  Acquisition Fee
    Additional paid in capital.........................  $             $   114,925   $   151,840
    Common stock.......................................                        175           160
    Land, property and equipment.......................                   (115,000)     (152,000)
    Net non-cash investing activity....................  $             $             $
  Common stock returned as deposit for legal fee
    Deposits...........................................  $             $    97,500   $   (97,500)
    Additional paid in capital.........................                    (97,350)       97,350
    Common stock.......................................                        150           150
    Net non-cash investing activity....................  $             $             $
  Sale of leasing rights
    Buckhead stock receivable..........................  $             $  (400,000)  $
    Acquisition finance note receivable................                   (212,000)
    Sale of lease rights...............................  $             $   612,000   $
    Net non-cash investing activity....................  $             $             $
  Receipt of Buckhead stock
    Buckhead stock receivable..........................  $             $   400,000   $
    Investment in Buckhead.............................                   (400,000)
    Net non-cash investing activity....................  $             $             $
  Reimbursement of capital expenditures relating to
    property
    Leased to Buckhead
      Capital expenditure reserve......................  $             $   100,000   $
      Note receivable, Buckhead........................                   (100,000)
      Net non-cash investing activity..................  $             $             $

                               HOST FUNDING, INC.

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                            1999          1998          1997
                                                         -----------   -----------   -----------
  Conversion of Class C common stock to Class A common
    stock
    Class A common stock...............................  $             $             $     1,400
    Class C common stock...............................                     (1,400)
    Net non-cash investing activity....................  $             $             $
  Receipt of Class A common stock in partial payment of
    related party note receivable
    Class A common stock held in treasury (at cost)....  $             $             $   900,000
    Related party note receivable......................                   (900,000)
    Net non-cash investing activity....................  $             $             $

   The accompanying notes are an integral part of the consolidated financial statements.

                               HOST FUNDING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BACKGROUND:

    Host Funding, Inc., a Maryland corporation ("Host Funding" or the "Company"), was initially formed on December 22, 1994, and structured to qualify as a Real Estate Investment Trust ("REIT"). The principal business of the Company is to acquire and then lease limited service and full service hotels/motels to proven hotel operators, which manage and operate the hotels/motels pursuant to such leases.

    On December 22, 1999, the Company sold to Mackenzie Patterson, Inc., a California real estate venture capitalist ("MPI"), 500,000 shares of the Series "A" Convertible Preferred Stock, $0.01 par value per share (the "Series "A" Preferred"), of the Company for a purchase price of $1,500,000.00. The proceeds from the sale of the Series "A" Preferred were used by the Company to satisfy current obligations and for working capital. The Company also issued to MPI warrants to purchase 500,000 shares of the Class "A" Common Stock of the Company for an exercise price of $3.00 per share, exercisable at any time for a period of six (6) years from December 22, 1999 (the "Warrants"). Concurrently with the purchase of the shares of Series "A" Preferred and the issuance of the Warrants, the Company and MPI entered into an Advisory Agreement pursuant to which MPI assumed the day to day operations of the Company and direction of new investments on behalf of the Company.

    Unless stated otherwise, the hotel properties owned by the subsidiaries of the Company are herein referred to as the "Company Hotels" or "Company Properties."

    Host Funding is listed and traded on the American Stock Exchange under the symbol "HFD."

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

OPERATING SEGMENTS

    The Company's business consists of a single operating segment, hotel ownership and leasing, and is reliant upon revenues from its eleven hotel lease as described in Note 2. The Company does not have revenues derived from foreign operations

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Host Funding and its wholly owned subsidiaries, CrossHost, Inc., Host Enterprises, Inc. and Host Ventures, Inc., an 81% ownership interest in BacHost, LLC ("BacHost"), the accounts of the limited partnerships which own (or owned) two Country Hearth Inns, and of which BacHost owns 99%. 19% of BacHost is owned by an affiliate of Buckhead America Corporation.

LAND, PROPERTY, AND EQUIPMENT HELD FOR INVESTMENT; LAND, PROPERTY AND EQUIPMENT
  HELD FOR SALE

    Buildings and improvements are stated at historical cost and depreciated over useful lives of 35 years from the original date of acquisition using the straight-line method. Hotel furnishings and equipment are stated at historical cost and depreciated using primarily straight-line methods over useful lives ranging from 3 to 7 years from the original historical date of acquisition. The Vagabond Inn property (formerly a Super 8 Motel) located in Mission Bay, California (the "Mission Bay Property") has been included under Land, Property and Equipment Held for Sale, and is subject to an option agreement whereby the lessee has the right to purchase the Mission Bay Property upon written notice.

                               HOST FUNDING, INC.

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) The Company has received such notice, see Note 2 for a further description of the pending Mission Bay Property sale.

    The Country Hearth Inn located in Findlay, Ohio (the "Findlay Property") was sold in the fourth quarter, 1999, see Note 2 for a further description of the sale of the Findlay Property. Prior to the sale, the Findlay property was included under Land, Property, and Equipment Held for Sale.

    The Company periodically evaluates the carrying value of its real estate properties to determine if circumstances exist indicating impairment in the carrying value of such properties. If facts or circumstances support the possibility of impairment, the Company will prepare a projection of the undiscounted future cash flows from each individual property. In cases when the Company does not expect to recover the carrying value, the Company recognizes an impairment loss. When management identifies an asset held for sale, the Company estimates the fair value of such assets. If in management's opinion the fair value of the asset is less than the carrying amount of the asset, a reserve for impairment is established. Fair value is estimated as the amount at which the carrying asset could be bought or sold, less costs to sell.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as cash on hand and in banks plus all short-term investments with a maturity, at the date of purchase, of three months or less.

RESTRICTED CASHR

    Restricted cash represents cash deposited in escrow accounts under contractual agreements for property taxes, capital improvements and other uses that are set forth in such agreements.

RESTRICTED INVESTMENTS

    Buckhead America Corporation, or its affiliates ("Buckhead"), agreed to purchase $288,000 in Class "A" Common Stock of the Company and return such stock to the Company to hold as security deposits (the "Buckhead Security Deposit") against the Country Hearth Leases (defined in Note 2). As the Company is holding the Buckhead Security Deposit, it is reflected as a restricted investment and a security deposit obligation on the balance sheet of the Company. Since the stock is held as a security deposit, the Company did not recognize a reduction of the asset and correlating liability to reflect the value of the stock at December 31, 1999 in accordance with SFAS No. 115.

RENT RECEIVABLE

    Represents rent outstanding and receivable pursuant to the Percentage
Leases.

NOTES AND OTHER RECEIVABLES, SALE OF LEASE RIGHTS

    In connection with the execution of the Country Hearth Leases, Buckhead executed separate notes payable to Host Ventures, Inc. and CrossHost, Inc. with the net face amount of the notes aggregating $400,000. Such notes are to be satisfied by periodic disbursements made by Buckhead, with approval from the Company, to satisfy obligations related to certain capital expenditures under the Country

                               HOST FUNDING, INC.

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Hearth Leases. As of December 31, 1999, Buckhead has disbursed funds in full satisfaction of the above notes.

LOAN COMMITMENT FEES

    Loan commitment fees are amortized over the terms of the loans using the straight-line method, which approximates the effective interest rate method. Accumulated amortization of loan fees totaled approximately $755,000 and $703,000 as of December 31, 1999 and 1998, respectively.

FRANCHISE FEES

    Franchise fees are amortized on a straight-line basis over the life of the franchise agreements. Accumulated amortization of franchise fees totaled approximately $28,000 and $21,000 as of December 31, 1999, and 1998, respectively.

REVENUES

    The Company recognizes base and contingent lease revenue on an accrual basis as earned in accordance with the terms of the lease agreements.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Statement of Financial Accounting Standards ("SFAS") 107 requires all entities to disclose the fair value of certain financial instruments in their financial statements.

    The following disclosure of estimated fair value was determined by available market information and appropriate valuation methodologies. However, considerable judgement is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material affect on the estimated fair value amounts.

    Notes and Other Receivables: Sale of Lease Rights; and Long-term Advances to Lessees are carried at amounts which approximate their value.

    The carrying value of long-term debt approximates fair value as the related interest rate is variable and approximates market rates.

SEASONALITY

    The hotel industry is seasonal in nature. Revenues are generally greater in the first and second quarters of a calendar year. Seasonal variations in revenues at the hotels may cause quarterly fluctuations in he Company's lease revenue.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

                               HOST FUNDING, INC.

NOTE 1: ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

    The Company has not qualified as a REIT under Sections 856 through 860 of the Internal Revenue Code for the three years ended December 31, 1999. Under the Internal Revenue Code, if certain requirements are not met in a given year, a corporation will be subject to Federal Income Tax with respect to all income, including that which is distributed to Shareholders. Therefore, the Company records its provision for income taxes in accordance with SFAS No. 109. Under the liability method of SFAS 109, deferred taxes are determined based on the difference between the financial statement amounts for tax and financial reporting purposes.

NOTE 2: REAL ESTATE INVESTMENTS

    The Company's acquisition of hotel properties for the years 1999, 1998, 1997, and 1996 may be summarized as follows:

       PURCHASE COST
            (IN           NUMBER OF        NUMBER
YEAR    THOUSANDS)     HOTEL PROPERTIES   OF ROOMS
----   -------------   ----------------   --------
1996      $16,664              5             430
1997       11,530              3             240
1998            0              0               0
1999            0              0               0

    As of December 31, 1999, the Company owned 11 Company Hotels, located in 8 states, and comprised of 850 rooms. The Company Hotels are subject to leases as described in Note 5.

    The purchase cost of all 11 hotel properties totaled approximately $24,528,000, including the purchase cost related to one property held for sale of approximately $2,528,000.

    The purchase costs above include purchase prices, as well as related commissions and closing costs.

    In April, 1996, the Company acquired a 117 room Super 8 motel located in San Diego, California from Mission Bay Super 8, Ltd., a California limited partnership. The acquisition price of $2,810,000 was funded by the Company issuing 252,049 shares of Class "A" Common Stock at a stated value of $10.00 per share ($2,520,490), plus cash of $290,000.

    In September 1996, the Company formed CrossHost, Inc., a Maryland corporation ("CrossHost"), as a wholly owned, REIT qualified subsidiary. Upon formation, CrossHost acquired four (4) Sleep Inn properties located in Destin, Sarasota, and Tallahassee, Florida and Ocean Springs, Mississippi. This purchase was completed with a loan facility (the "Initial CrossHost Facility") provided by Credit Suisse First Boston, LLC ("First Boston").

    In March 1997, the Company formed Host Ventures, Inc., a Maryland Corporation "Host Ventures"), a wholly owned, special purpose subsidiary of Host Funding. Upon formation, Host

                               HOST FUNDING, INC.

NOTE 2: REAL ESTATE INVESTMENTS (CONTINUED)
Ventures entered into a loan (the "Host Ventures Loan Facility") totaling $8,725,000 and CrossHost entered into a loan facility (the "CrossHost Loan Facility") totaling $13,000,000. Host Ventures used a portion of the Host Ventures Loan Facility to acquire a Super 8 motel located in Flagstaff, Arizona. Additionally, CrossHost assigned, transferred, and conveyed the Sleep Inn properties located in Sarasota, Florida and Ocean Springs, Mississippi to Host Ventures, and satisfied the Initial CrossHost Facility.

    On October 21, 1997, the Company purchased from Findlay Equity Partners, an Ohio general partnership, a Country Hearth Inn (the "Findlay Property") located in Findlay, Ohio and from Auburn Equity Partners, an Indiana general partnership, a Country Hearth Inn (the "Auburn Property") located in Auburn, Indiana (collectively, the "Country Hearth Inns"), including an aggregate of approximately 150 rooms, which increased the Company's real estate portfolio to twelve hotel properties containing approximately 922 rooms.

    The Company completed the purchase of the Country Hearth Inns by forming two separate, special purpose limited partnerships with Buckhead America Corporation, a publicly traded hotel company, or its affiliates ("Buckhead"). Wholly owned subsidiaries of Host Funding (Host Findlay GP, Inc. and Host Auburn GP, Inc.) own 1% of the respective limited partnerships and BacHost, L.L.C. (BacHost) owns 99% of each limited partnership. Host Funding owns 81% of BacHost and Buckhead owns 19% of BacHost. Each limited partnership leased its respective Country Hearth Inn to Buckhead (or to affiliates of Buckhead) pursuant to a separate percentage lease agreement (collectively, the "Country Hearth Leases"). Buckhead also manages the hotel properties and holds the franchise for each of the Country Hearth Inns outside of the limited partnerships (collectively, the "Country Hearth Franchise Agreements").

    In January, 1999, the Company effectively transferred leasing and operation of the Company Hotel located in Mission Bay, California (the "Mission Bay Property") to RPD Mission Bay, LLC, an affiliate of Vagabond Inns ("RPD"), which in turn, pursuant to a services agreement, transferred the day-to-day management of the Mission Bay Property to RPD 18, LLC, also an affiliate of Vagabond Inns, a proven hotel operator located in California. RPD thereafter terminated the prior franchise agreement with Super 8 Hotels and converted the Mission Bay Property to a Vagabond Inn. In consideration for such lease transfer, RPD paid the Company a non-refundable fee (the "Mission Bay Lease Fee") in the amount of $500,000. The Mission Bay Lease Fee was used in part to pay portions of certain termination fees to the previous franchisor, to pay the termination fee to the previous lessee, and for general corporate purposes.

                               HOST FUNDING, INC.

NOTE 2: REAL ESTATE INVESTMENTS (CONTINUED)

    The Company also granted RPD an option to purchase the Mission Bay Property for a base acquisition price of $3,225,000. The base acquisition price incrementally reduces on a monthly basis through application of portions of the base rent payments made to the Company by RPD under the Lease relating to the Mission Bay Property (the "RPD Option"). RPD exercised the RPD Option in March, 1999. The sale of the Mission Bay Property to RPD resulting from the exercise of the RPD Option has not yet closed due to a dispute relating to the governing deed of trust and the applicable defeasance and release requirements. RPD and the Company, with the knowledge of First Union National Bank (the "Master Servicer"), relied upon the Deed of Trust filed of record in the Recorder's Office of San Diego County on March 17, 1997, as the basis for negotiating the terms of the RPD Option. Additionally, Lennar Partners (the "Special Servicer"), on behalf of the Master Servicer, acknowledged such deed of trust through the Subordination, Non-Disturbance, & Attornment Agreement previously executed by the Special Servicer. Upon giving notice to the Master Servicer of the exercise of the RPD Option and requesting a release of the deed of trust lien encumbering the Mission Bay Property, the Master Servicer informed the Company that the deed of trust filed of record was an incorrect document. The Master Servicer further informed the Company that the Mission Bay Property could not be released until certain additional release and defeasance requirements set forth in the deed of trust contained in the Master Servicer's files (which the Master Servicer claims is the correct deed of trust) were satisfied by the Company. Although the Company and RPD dispute the Master Servicer's position as to the governing deed of trust, the Company is currently evaluating options as to the incremental costs associated with meeting the additional requirements imposed by the Master Servicer's version of the deed of trust or, in the alternative, pursuing legal action against the Master Servicer.

    Effective November 12, 1999, the Company sold the Findlay Property for a cash purchase price of $2,400,000.00. The cash proceeds were used to pay the first lien indebtedness on the Findlay Property and to satisfy the seller finance note held by the prior owner of the Findlay Property, including the judgment lien held by the prior owner. The Company did not receive any net proceeds from the sale of the Findlay Property.

    Approximately $202,000 in percentage rentals were paid to the Company in 1999 and are included in net income. Approximate minimum future base rents (excluding contingent rents) due under the operating leases are as follows:

2000........................................................  $ 3,024,700
2001........................................................  $ 3,024,700
2002........................................................  $ 3,024,700
2003........................................................  $ 3,024,700
2004........................................................  $ 3,024,700
Thereafter..................................................  $29,187,308
                                                              -----------
Total.......................................................  $44,310,808

                               HOST FUNDING, INC.

NOTE 3: LONG TERM DEBT AND NOTES PAYABLE (INCLUDING DEFAULT ON CERTAIN NOTES PAYABLE)

LONG-TERM DEBT:

    The following presents a summary of the long-term debt of Host Funding and its subsidiaries as of December 31:

                                                        1999          1998
                                                     -----------   -----------
Host Ventures first mortgage note payable,
  collateralized by the properties owned by Host
  Ventures, interest of 8.12% per annum, interest
  and principal payable in monthly installments of
  $70,765, due June, 2023..........................  $ 8,905,472   $ 9,016,516

Mezzanine loan, collateralized by the stock in Host
  Ventures, interest at LIBOR plus 500 basis points
  (LIBOR was    at 12/31/99), payable in monthly
  installments of $17,184, due in June of 2003.....  $   608,718   $   750,030

First mortgage note payable, collateralized by the
  properties owned by CrossHost, interest at 9.46%
  per annum, interest and principal payable in
  monthly installments of $120,838, due in
  March 2017.......................................  $12,388,055   $12,636,889

First mortgage payable, collateralized by the
  property owned by B-H Auburn, interest at 10.78%
  per annum, interest and principal payments due in
  monthly installments of $17,405, due in August,
  2016.............................................  $ 1,709,053   $ 1,740,855

First mortgage note payable, collateralized by the
  property owned by B-H Findlay, interest at 10.78%
  per annum, interest and principal payable in
  monthly installments of $18,402, originally due
  in August, 2016, fully satisfied in the 4th
  quarter, 1999....................................  $         0   $ 1,646,547
                                                     -----------   -----------

                                                     $23,611,298   $25,790,837
                                                     ===========   ===========

SHORT TERM DEBT/NOTES PAYABLE (INCLUDING DEFAULT ON CERTAIN NOTES):

    In 1998 the Company entered into a note payable in the original principal amount of $141,000 to Beta Construction for certain improvements to the Sleep Inn property located in Tallahassee, Florida. The note is amortized over 24 months, with a maturity date of November, 2000, and an annual interest rate of 9.25%. In May, 1999 the Company discontinued monthly payments of interest and principal as an offset against rental amounts owed to the Company by Capital Circle Hotel Corporation ("Capital Circle") related to the Tallahassee property. The amount offset by the Company approximated the principal balance the Company owes to Capital Circle. The Company has received no notice of default.

    In May 1999, the Company entered into negotiations to purchase certain properties. In connection with the negotiations, the Company executed an application with a lender to obtain financing for the properties. $140,000 was funded to the lender by an unaffiliated party on behalf of the Company in

                               HOST FUNDING, INC.

NOTE 3: LONG TERM DEBT AND NOTES PAYABLE (INCLUDING DEFAULT ON CERTAIN NOTES PAYABLE) (CONTINUED) prepayment of certain due diligence costs related to such financing. In September, 1999 an additional $50,000 was advanced by the same unaffiliated party in partial payment of certain legal fees. Approximately $140,000 in principal and interest was repaid by the issuance of 69,781 shares of the Company's Class "A" Common Stock in September, 1999. Repayment of the remaining amount of approximately $56,746 is evidenced by two notes payable to the unaffiliated party. Interest accrues on each outstanding balance at an annual interest rate of 12%. The notes matured on December 31, 1999. The beneficiary of such notes may, at the beneficiary's option, elect to receive shares of the Company in full or partial satisfaction of the notes at a per share price of $2.00 per share.

    In October, 1997, B-H Findlay, L.P. ("Findlay") entered into a note payable (the "Findlay Note") to the sellers of the Country Hearth Inn in Findlay, Ohio (the "Findlay Country Hearth Inn") and B-H Auburn, L.P. ("Auburn") entered into a note payable (the "Auburn Note") to the sellers of the Country Hearth Inn located in Auburn, Indiana (the "Auburn Country Hearth Inn"). The Auburn Note and the Findlay Note are herein referred to, collectively, as the "Country Hearth Notes." The sellers of the Findlay Country Hearth Inn and the Auburn Country Hearth Inn are herein referred to as the "Sellers." The Company is the beneficial owner of 81% of both Findlay and Auburn, and executed corporate guarantees pursuant to which the Company guarantees the performance of Findlay and Auburn under the Country Hearth Notes (collectively, the "Host Guaranty"). The Country Hearth Notes are further secured by 90,000 shares of the Class "B" Common Stock of the Company (the "Pledged Stock").

    The Company issued 80,819 shares of the Company's Class A Common Stock with a per-share value of approximately $9.27 and an aggregate value of approximately $750,000 in partial payment of the purchase price of the Findlay Country Hearth Inn and the Auburn Country Hearth Inn. The Country Hearth Notes were modified to provide that, if, on October 21, 1998, the closing price of the Company's Class "A" Common Stock as traded on the American Stock Exchange was less than $6.50 per share, the Company would be obligated to make an additional cash payment (the "Price Protection Amount") to the Sellers so that the total value of Class "A" Common Stock issued to the Sellers at the per-share price on October 21, 1998, plus the amount of such Price Protection Amount, equaled $750,000. The Company has recorded a liability in the approximate amount of $455,000 related to the Price Protection Amount for the Class "A" Common Stock currently held by the Sellers based upon a closing price of $2.00 per share on October 21, 1998.

    In April 1999, the Company was notified that Auburn Equity Partners filed a complaint, Case Number 99CVE-04-2725 (the "Auburn Complaint"), in the Franklin County Common Pleas Court, Columbus, Ohio, Civil Division (the "Franklin County Court"). The Auburn Complaint named BH-Auburn LP and Host Funding, Inc., as defendants. Concurrently with receiving notice of the Auburn Complaint, the Company received notice that Findlay Equity Partners had also filed a complaint, Case Number 99CVH-04-2726 (the "Findlay Complaint"), in the Franklin County Court. The Findlay Complaint named BH-Findlay, LP and Host Funding, Inc., as defendants. The Auburn Complaint and the Findlay Complaint together demanded payment of the Country Hearth Notes and the Price Protection amounts in the aggregate amount of approximately $1,550,000. On July 30, 1999, the Franklin County Court entered a judgement for the plaintiffs in both the Findlay Complaint and the Auburn Complaint.

                               HOST FUNDING, INC.

NOTE 3: LONG TERM DEBT AND NOTES PAYABLE (INCLUDING DEFAULT ON CERTAIN NOTES PAYABLE) (CONTINUED)
    In November, 1999 the Country Hearth Note related to the Findlay Property was satisfied by the payment of $650,000 from the proceeds of the sale of the Findlay Property. The Host Guaranty and the Pledged Stock continue to secure the obligations of Auburn under the Auburn Note and the Price Protection Amount in the approximate amount of $800,000, as of December 31, 1999.

FIVE YEAR DEBT MATURITY SCHEDULE:

    Aggregate principal payments under long-term and short-term debt for the next five (5) calendar years ended December 31, 2004 and thereafter are as follows:

2000........................................................  $   960,000
2001........................................................      638,000
2002........................................................      703,000
2003........................................................      661,000
2004........................................................      562,000
Thereafter..................................................   20,473,988
                                                              -----------
Total.......................................................  $23,997,988

NOTE 4: PREFERRED STOCK

    On December 20, 1999, the Company filed Articles Supplementary with the Maryland State Department of Taxation designating 2,000,000 shares of the authorized but unissued shares of Preferred Stock of the Company as Series "A" Convertible Preferred Stock, $0.01 par value per share (the "Series "A" Preferred"). Of the 2,000,000 shares of the Series "A" Preferred designated by the Company, Mackenzie Patterson, Inc., a California real estate venture capitalist ("MPI"), purchased 500,000 shares for a purchase price of $3.00 per share. MPI purchased the shares of Series "A" Preferred on December 22, 2000 in an exempt transaction pursuant to Rule 506 of Regulation D under the Securities Act of 1933. The holders of the Series "A" Preferred are entitled to participate pro rata with the holders of shares of the Class "A" Common Stock of the Company with respect to dividend distributions and are entitled to a liquidation preference of $4.00 per share over the holders of shares of Class "A" Common Stock, upon the voluntary or involuntary dissolution, liquidation or winding up the affairs of the Company. The holders of shares of Series "A" Preferred also have the right, exercisable at any time after December 23, 2002, to convert such shares into shares of Class "A" Common Stock on a one-for-one basis (the "Conversion Ratio"), or to require the Company to redeem all or any part of the shares of Series "A" Preferred at the redemption price of $4.00 per share plus any accrued and unpaid cash dividends. The Conversion Ratio is subject to adjustment upon the occurrence of certain events, including, without limitation, issuance of additional shares of Class "A" Common Stock, stock dividends, stock splits, mergers, reclassifications of stock, or a recapitalization of the Company. The holders of shares of Series "A" Preferred are entitled to the number of votes equal to the number of shares of Class "A" Common Stock into which a share of

    Series "A" Preferred is convertible and are further entitled to vote together as a single group with the holders of Class "A" Common Stock on all matters submitted or required to be submitted to the Company's common stockholders for approval. The holders of Series "A" Preferred, voting together as

                               HOST FUNDING, INC.

NOTE 4: PREFERRED STOCK (CONTINUED)
a single voting group, have the right to elect, at each annual stockholders meeting of the Company, two (2) of the five (5) members of the Board of Directors of the Company.

NOTE 5: SHAREHOLDERS' EQUITY

    Host Funding is authorized to issue 55,000,000 shares of Common Stock, consisting of 50,000,000 shares of Class "A" Common Stock, $.01 par value per share, and 4,000,000 shares of Class "B" Common Stock, $.01 par value per share, and 1,000,000 shares of Class "C" Common Stock, $.01 par value per share. The Company is also authorized to issue 20,000,000 shares of Preferred Stock, $0.01 par value per share.

    As of December 31, 1999, the Company had issued and outstanding two series of warrants designated "Series A Warrants" and "Series B Warrants." The
Series A Warrants provide warrants to purchase 225,000 shares of Host Funding's Class "A" Common Stock at $9.90 per share, and expires on February 2, 2000. The Series B Warrants provide warrants to purchase 225,000 shares of the Company's Class "A" Common Stock at $10.80 per share, and expire on February 2, 2001. There are additional provisions in the Series A Warrants and the Series B Warrants that allow certain limited registration rights and pro-rata treatment upon the occurrence of certain events, including, without limitation, stock splits, mergers, reclassifications of stock, or a recapitalization of the Company. The Series A Warrants expired on February 2, 2000.

    The Company also issued Warrants to MPI to purchase 500,000 shares of Class "A" Common Stock of the Company for an exercise price of $3.00 per share (the "Warrants"). The Warrants are exercisable at any time after the date of issuance with an expiration date of December 21, 2005. The Warrants are subject to exercise price adjustments upon the occurrence of certain events, including, without limitation, stock dividends, stock splits, mergers, reclassifications of stock, or a recapitalization of the Company. The Company placed a value of $1.50 per share on the Warrants for an aggregate value of $750,000. The value was determined using the Black-Scholes Option Pricing Model. The aggregate value has been capitalized as a deferred advisory fee and will be amortized on a straight line basis over three years.

    Pursuant to the terms and conditions of a Registration Rights Agreement (the "Registration Agreement") between the Company and MPI, the holders of the Series "A" Preferred and the Warrants are entitled to certain demand and "piggy-back" registration rights relating to the shares of Class "A" Common Stock issuable upon conversion of the Series "A" Preferred or upon exercise of the Warrants (the "Underlying Common Stock"). The Registration Agreement provides that at any time after the date of issuance the holders of at least twenty-five percent (25%) of the Series "A" Preferred and the Warrants may make in the aggregate, up to four (4) written requests to register the number of shares of Underlying Common Stock set forth in each written request. In addition, if the Company proposes to file a registration statement under the Securities Act of 1933 with respect to an offering by the Company of securities for its own account (other than a registration statement on Form S-4 or Form S-8), the holders of Series "A" Preferred and the Warrants shall be entitled to participate in the Company registration, subject to the approval of the Company underwriter.

    Diluted earnings per share for the year ended December 31, 1999 has not included the effect of conversion of Series "A" Preferred Shares nor the Warrants since conversion would be antidilutive.

                               HOST FUNDING, INC.

NOTE 5: SHAREHOLDERS' EQUITY (CONTINUED)
    On or about April 26, 1996, the Company sold to each independent director then in office 10,000 shares of Class "A" Common Stock at a price per share equal to $10 per share. The purchase price ($300,000) was paid through the delivery of a five year promissory note executed in favor of Host Funding by each purchaser, which bears interest, payable quarterly, at a fixed rate equal to 7% per annum. The company has agreed to forgive the promissory notes issued in exchange for the shares of common stock in increments of 18% of the principal amount per annum for each year the maker remains a director of the Company. The Company also subsequently agreed to forgive quarterly interest payments and an additional 2% of the principal amounts of the promissory notes from each director in lieu of payment of director's fees to the Directors. The Company suspended directors fees for fiscal years 1998 and 1999. The shares of Common Stock purchased by each independent director are pledged to the Company to collateralize payment of the promissory note, which is non-recourse to the maker, except for 10% of the principal amount.

    In the second quarter of 1999, the Board approved the release of the outstanding balances of the notes receivable from Mr. Charles Dunn and Mr. Don Cockroft as a result of Mr. Dunn and Mr. Cockroft resigning their seats on the Board. The Board also approved the issuance of 10,000 shares each to Messrs. Dunn and Cockroft, as well as Mr. William Birdsall.

    Concurrently with the resignation of Messrs. Dunn and Cockroft, the Board appointed Mr. Robert Dixon and Mr. Brian Rodgers as directors of the Company. The Board approved the issuance of 10,000 shares each to Messrs. Dixon and Rodgers. Payment of such shares are evidenced by promissory notes in the amount of $25,000 due from Mr. Dixon and Mr. Rodgers, under the same terms and conditions as the director notes described above.

NOTE 6. COMMITMENTS AND CONTINGENCIES

REIT STATUS:

    The Company, as a requirement under the Code to elect REIT status, must have no more than five (5) shareholders who own no more than 50% of the common stock, common stock equivalents, or other forms of equity outstanding. The Company has not met this requirement as of December 31, 1999. Under the Code, the Company is allowed a six-month exemption after the tax year in which the election is to be effective to meet the requirement. Management of the Company does not anticipate that such requirement will be met during fiscal year 2000.

PART I--FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                               HOST FUNDING, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   -------------
ASSETS
LAND, PROPERTY AND EQUIPMENT--HELD FOR INVESTMENT:
  Building and improvements.................................  $17,664,925    $17,664,925
  Furnishings and equipment.................................    3,200,271      3,200,271
  Less accumulated depreciation.............................   (3,068,369)    (2,832,258)
                                                              -----------    -----------
                                                               17,796,827     18,032,938
  Land......................................................    5,667,570      5,667,570
                                                              -----------    -----------
    Land, property and equipment--held for investment.......   23,464,397     23,700,508
LAND, PROPERTY AND EQUIPMENT: HELD FOR SALE
  Building and improvements.................................    1,912,730      1,912,730
  Furnishings and equipment.................................      379,698        379,698
  Less accumulated depreciation.............................     (275,774)      (275,774)
  Land......................................................      702,500        702,500
                                                              -----------    -----------
    Land, property and equipment--held for sale.............    2,719,154      2,719,154
                                                              -----------    -----------
    Total Land, property and equipment......................   26,183,551     26,419,662
CASH AND CASH EQUIVALENTS...................................      411,591      1,129,115
RESTRICTED CASH.............................................      357,775        271,341
RENT RECEIVABLE.............................................       92,971         49,823
DUE FROM RELATED PARTIES....................................        4,282          4,223
LONG-TERM ADVANCES TO LESSEES...............................      110,090        110,090
RESTRICTED INVESTMENTS......................................      288,000        288,000
DEFERRED ADVISORY FEE, NET OF ACCUMULATED AMORTIZATION OF
  $62,500 AT MARCH 31, 2000 AND $0 AT DECEMBER 31, 1999.....      687,500        750,000
LOAN COMMITMENT FEES, NET OF ACCUMULATED AMORTIZATION OF
  $768,820 AT MARCH 31, 2000 AND $755,338 AT DECEMBER 31,
  1999......................................................    1,009,730      1,023,212
FRANCHISE FEES--NET OF ACCUMULATED AMORTIZATION OF $30,264
  AT MARCH 31, 2000 AND $21,340 AT DECEMBER 31, 1999........       70,736         73,011
PREPAID AND OTHER ASSETS....................................      497,227        451,573
                                                              -----------    -----------
    TOTAL ASSETS............................................  $29,713,453    $30,570,050
                                                              ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements

                               HOST FUNDING, INC.

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
LONG-TERM DEBT..............................................  $23,465,186    $23,611,300
SHORT TERM DEBT.............................................      386,691        386,691
LONG-TERM LEASE DEPOSIT.....................................      588,000        588,000
OPTION DEPOSITS.............................................       20,000         20,000
ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES..............      872,827      1,167,444
ACCRUED INTEREST............................................      330,845        311,971
ACCRUED PROPERTY TAXES......................................      137,159        107,111
                                                              -----------    -----------
    Total liabilities.......................................   25,800,708     26,192,517
                                                              -----------    -----------
MINORITY INTEREST IN PARTNERSHIPS...........................       82,170         87,953
  Series A Preferred stock; $0.01 par value; $4.00
    liquidation perference; authorized 2,000,000 shares;
    issued and outstanding 500,000 at March 31, 2000 and
    December 31, 1999.......................................    1,500,000      1,500,000
COMMITMENTS AND CONTINGENCIES (NOTE 6)
SHAREHOLDERS' EQUITY:
  Class A Common stock, $.01 par value; authorized
    50,000,000 shares; issued and outstanding 1,720,000
    shares at March 31, 2000 and December 31, 1999..........       18,645         18,645
  Warrants to purchase 500,000 shares of Class A Common
    Stock; exercise price $3.00 per share; exercisable any
    time through December 22, 2005..........................      750,000        750,000
  Additional Paid in Capital................................    9,160,237      9,160,237
  Accumulated Deficit.......................................   (6,468,066)    (6,011,046)
  Less: Unearned directors' compensation net of accumulated
    amortization of $78,973 and $72,403 at March 31, 2000
    and December 31, 1999 respectively......................      (67,027)       (73,597)
                                                              -----------    -----------
                                                                3,393,789      3,844,239
                                                              -----------    -----------
  Less: Common stock in treasury at cost, 148,350 and
    144,550 shares at March 31, 2000 and December 31, 1999,
    respectively............................................   (1,063,214)    (1,054,659)
                                                              -----------    -----------
    Total shareholders' equity..............................    2,330,575      2,789,580
                                                              -----------    -----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............  $29,713,453    $30,570,050
                                                              ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements

                               HOST FUNDING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                  (UNAUDITED)

                                                                 2000          1999
                                                              -----------   -----------
NET INCOME/LOSS FROM OPERATIONS
  Room revenue..............................................  $   232,418   $
  Operating expenses........................................      131,291
                                                              -----------   -----------
  Income from property operations...........................      101,127            --

CORPORATE REVENUES:
  Lease revenue-Lessees.....................................      589,387       812,504
  Interest income & Other income............................       10,354        61,122
                                                              -----------   -----------
    Total revenue...........................................      599,741       873,626
                                                              -----------   -----------

EXPENSES:
  Interest expense, including amortization of loan costs....      590,611       665,780
  Depreciation and amortization.............................      300,887       282,864
  Administrative expenses--other............................      180,793       177,746
  Property taxes............................................       84,810        91,464
  Minority Interest in Partnerships.........................       (5,783)      (14,383)
  Amortization of unearned directors' compensation..........        6,570        13,500
                                                              -----------   -----------
    Total expenses..........................................    1,157,888     1,216,971
                                                              -----------   -----------

LOSS BEFORE OPTION PAYMENT AND TRANSFER OF LEASE TO
  VAGABOND..................................................     (457,020)     (343,345)
  Option payment............................................            0       500,000
Costs related to lease transfer.............................            0      (221,138)
                                                              -----------   -----------
NET INCOME (LOSS)...........................................  $  (457,020)  $   (64,483)
                                                              ===========   ===========

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE...............  $     (0.27)  $     (0.04)
                                                              ===========   ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING........    1,720,000     1,547,195
                                                              ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements

                               HOST FUNDING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                  (UNAUDITED)

                                                                 2000          1999
                                                              -----------   -----------
OPERATING ACTIVTIES:
  Net loss..................................................  $  (457,020)  $   (64,483)
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................      300,887       271,095
    Amortization of loan fees...............................       13,483        13,851
    Amortization of unearned directors' compensation........        6,570        13,500
    Stock issued as compensation............................           --         2,250
    Minority interest in partnerships.......................       (5,783)      (13,851)
  Changes in operating assets and liabilities:
    Rent receivable.........................................      (43,148)        9,225
  Rent, interest and other receivable--due from related
    party...................................................          (59)       (4,464)
  Prepaid and other assets..................................      (45,654)      (31,621)
  Accounts payable and accrued expenses.....................     (245,697)      (21,034)
                                                              -----------   -----------
Net cash (used in) provided by operating activities.........     (476,421)      174,468
                                                              -----------   -----------

INVESTING ACTIVITIES:
  Investment in land, property and equipment................           --       (13,610)
  Restricted cash...........................................      (86,434)     (140,142)
                                                              -----------   -----------
  Net cash (used in) investing activities...................      (86,434)     (153,752)
                                                              -----------   -----------

FINANCING ACTIVITIES:
  Short term debt...........................................           --       (17,004)
  Purchase of Company stock.................................       (8,555)         (413)
  Payments on long-term debt................................     (146,114)     (143,972)
  Long-term lease deposit...................................           --       171,947
                                                              -----------   -----------
    Net cash (used in) provided by financing activities.....     (154,669)       10,558
                                                              -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     (717,524)       31,274

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............    1,129,115        66,328
                                                              -----------   -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   411,591   $    97,602
                                                              ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements

                               HOST FUNDING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                  (UNAUDITED)

                                                                2000        1999
                                                              ---------   ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interst...................  $ 558,254   $ 699,187
                                                              ---------   ---------
  Non-cash investing activities:
    Common stock issued as compensation Class A common......  $       -   $      10
      Additional paid in capital............................         --       2,240
      Salary expense........................................         --      (2,250)
                                                              ---------   ---------
      Net non-cash investing activity.......................  $      --   $      --
                                                              =========
    Property & equipment additions; repairs made by Buckhead
      to certain properties.................................
      Notes and other receivable............................  $      --   $(181,606)
      Land, property & equipment............................         --     181,606
                                                              ---------   ---------
      Net non-cash investing activity.......................  $      --   $      --
                                                              =========   =========

   The accompanying notes are an integral part of the consolidated financial statements

                               HOST FUNDING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements of Host Funding, Inc., a Maryland corporation (the "Registrant" or the "Company"), include the accounts of the Company and its consolidated subsidiaries, Host Ventures, Inc. ("Host Ventures"), CrossHost, Inc ("CrossHost"), and Host Enterprises, Inc. ("Enterprises"), and the Company's interest in the Country Hearth Inn located in Auburn, Indiana. The Company is in the business of acquiring motel properties and leasing such properties to professional hotel and motel management companies who operate and manage the Company's hotels. As of March 31, 2000, the Company owned interests located in 11 hotels in 8 states (the "Company Properties").

    These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q. Accordingly, these statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Registrant, all adjustments necessary for a fair presentation have been included. The financial statements presented herein have been prepared in accordance with the accounting policies described in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 and should be read in accordance therewith. The results of operations for the three-month period ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

2. USE OF ESTIMATES

    The preparation of the financial statements in conforming with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. NET INCOME/(LOSS) PER SHARE

    Net Income or Loss per share for the three months ended March 31, 2000 and 1999 is computed based on the weighted average number of shares of common stock outstanding. The impact of common stock equivalents to earnings per share is antidilutive.

4. TRANSFER OF LEASE AND GRANTING OF OPTION TO PURCHASE: MISSION BAY PROPERTY

    Effective January 1, 1999, the Company terminated the lease and related franchise agreement on the Super 8 property located in Mission Bay, California (the "Mission Bay Property"). A termination fee of $84,400 was due and paid to the previous lessee. Concurrently with such termination, the Company entered into a lease agreement with RPD 18, LLC ("RPD"), an affiliate of Vagabond Inns, whereby RPD agreed to lease the Mission Bay Property under substantially the same terms and conditions as the previous lessee. In consideration for such transfer, RPD paid the Company a non-refundable fee (the "Mission Bay Lease Fee") in the amount of $500,000. Upon execution of the lease with RPD, RPD converted the Mission Bay Property from a Super 8 motel to a Vagabond Inn. In conjunction with such conversion, the Company paid the amount of $71,000 to the previous franchisor in termination fees. The Mission Bay Lease Fee, the termination fee paid to the previous lessee, the termination fee paid to the previous franchisor, and certain other costs incurred by the Company are all reflected in the Company's Consolidated Statement of Operations. In
February 1999, the Company

                               HOST FUNDING, INC.

4. TRANSFER OF LEASE AND GRANTING OF OPTION TO PURCHASE: MISSION BAY PROPERTY (CONTINUED) granted an option to purchase the Mission Bay Property to RPD (the "RPD Option") for a purchase price of $3,225,000, which was subsequently exercised by RPD in March 1999.

    The sale of the Mission Bay Property to RPD resulting from the exercise of the RPD Option has not yet closed due to a dispute relating to the governing deed of trust and the applicable defeasance and release requirements. RPD and the Company, with the knowledge of First Union National Bank (the "Master Servicer"), relied upon the Deed of Trust filed of record in the Recorder's Office of San Diego County on March 17, 1997, as the basis for negotiating the terms of the RPD Option. Additionally, Lennar Partners (the "Special Servicer"), on behalf of the Master Servicer, acknowledged such deed of trust through the Subordination, Non-Disturbance, & Attornment Agreement executed by the Special Servicer in the first quarter 1999. Upon giving notice to the Master Servicer of the exercise of the RPD Option and requesting a release of the Mission Bay Property, the Master Servicer informed the Company that the deed of trust filed of record (the "Recorded Deed of Trust") was an incorrect document. The Master Servicer further informed the Company that the Mission Bay Property could not be released until certain additional release and defeasance requirements set forth in the deed of trust contained in the Master Servicer's files (which the Master Servicer claims is the correct deed of trust) were satisfied by the Company. On June 24, 1999 a second deed of trust was filed of record (the "Slander of Title Deed of Trust"). The Slander of Title Deed of Trust amended and restated the Recorded Deed of Trust. The Company has been informed by the Company's California legal counsel that, unless the Slander of Title Deed of Trust is removed, all defeasance costs may, at a minimum, be negated.

5. PREFERRED STOCK

    On December 22, 1999, the Company sold MacKenzie Patterson, Inc., a California real estate venture capitalist ("MPI"), 500,000 shares of the Series "A" Convertible Preferred Stock, $0.01 par value per share (the
"Series "A" Preferred"), of the Company for a purchase price of $1,500,000.00. The proceeds of the sale of the Series "A" Preferred were used by the Company to satisfy current obligations and for working capital. The company also issued to MPI warrants to purchase 500,000 shares of the Class "A" Common Stock of the Company for an exercise price of $3.00 per share, exercisable at any time for a period of six (6) years from December 22, 1999 (the "Warrants"). Concurrently with the purchase of the shares of Series "A" Preferred and the issuance of the Warrants, the Company and MPI entered into an Advisory Agreement pursuant to which MPI assumed the day to day operations of the Company and direction of new investments on behalf of the Company. In order to implement the responsibilities of MPI under the Advisory Agreement, the principal offices of the Company were moved from Dallas, Texas to Moraga, California.

6. COMMITMENTS & CONTINGENCIES

REIT STATUS

    The Company, as a requirement under the Internal Revenue Code (the "Code") to elect REIT status, must have no more than five (5) shareholders, who own no more than 50% of the common stock, common stock equivalents, or other forms of equity outstanding of the Company. The Company has not satisfied this requirement and therefore, has not elected to qualify as a REIT and currently is subject to the corporate tax provisions. However, the Company has a net deferred tax asset under SFAS 109, Accounting for Income Taxes, that has been fully reserved. The Company's decision not to elect

                               HOST FUNDING, INC.

6. COMMITMENTS & CONTINGENCIES (CONTINUED)
REIT qualification should not adversely affectthe stockholders of the Company in that the Company had no taxable income for the 1999 year and expects no material federal income tax liability for the year ended 2000.

FRANCHISE AGREEMENTS

    The Company has been granted franchise license agreements relating to the Super 8 Motels, Sleep Inns, and Country Hearth Inn owned by the Company or its affiliates for terms expiring in 2005, 2011, and 2012, respectively. Pursuant to the terms of the agreement, the Company is required to pay royalty fees and advertising fees of 5% to 4% and 3% to 1.3%, respectively, reservation fees due under the Sleep Inn agreements of 1.75% of gross room revenue, and reservation fees due under the Country Hearth agreements of 1% of gross room revenues plus $1.00 per each room night generated by the Country Hearth reservation system. Pursuant to the lease agreements for each of the hotel properties owned by the Company, the responsibility for payment of the fees on the Super 8 Motel located in Flagstaff, Arizona has been assigned to Crossroads, as lessee. The Company is not responsible for any franchise costs associated with the Mission Bay Property. The responsibility for payment of the fees on the remaining Company Properties has been assigned to Buckhead or its affiliates.

NOTES PAYABLE RELATED TO PROPERTY ACQUISITIONS

    In May 1999, the Company entered into negotiations to purchase certain properties, located primarily in the southeastern portion of the United States (the "Southeast Properties"). In connection therewith, the Company executed an application with a lender to obtain financing for the Southeast Properties. $140,000 was funded to the lender by an unaffiliated party on behalf of the Company in prepayment of certain due diligence costs related to such financing. In September, 1999 an additional $50,000 was advanced by the same unaffiliated party in partial payment of certain legal fees. Approximately $140,000 in principal and interest was repaid by the issuance of 69,781 shares of the Company's Class A Common Stock in September, 1999. Repayment of the remaining amount of approximately $56,746 is evidenced by two notes payable to the unaffiliated party. Interest accrues on each outstanding balance at an annual interest rate of 12%; and each note matures on December 31, 1999. The holder of the notes may, at the holder's option, elect to receive shares of the Company in full or partial satisfaction of the notes at a per share price of $2.00 per share. As of March 31, 2000 the notes remain unpaid and interest continues to accrue at the stated rate. Management is in discussion with the holder of the notes regarding alternative repayment terms.

7. SUBSEQUENT EVENTS

SETTLEMENT OF LITIGATION

    The Company was named a defendant in the case styled Five Lion, Inc. and Lion Investment Limited Partnership vs. Host Funding, Inc., United States District Court, District of Minnesota, Fifth Division, Court File No. 98-2154-MJD/RLE filed on September 24, 1998. In January, 2000, the plaintiffs obtained a summary judgement with regard to a portion of their claims. On
May 10, 2000, the Company entered into a settlement agreement with the plaintiffs. Said agreement calls for an immediate lump sum payment of $64,276.00 and the execution of a promissory note in the amount of $100,000. The Company recorded an additional liability relative to this matter in the amount of $14,276 to a total of $164,276.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.........  $ 26,400
AMEX filing fees............................................  $ 20,000
Accounting fees and expenses................................  $  2,500
Blue Sky fees and expenses..................................  $  5,000
Legal fees and expenses.....................................  $ 35,000
Printing....................................................  $ 15,000
Miscellaneous...............................................  $  5,000
                                                              --------
        TOTAL...............................................  $118,900

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

    The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

    Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or

(ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, Maryland law requires, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately by determined that the standard of conduct was not met.

ITEM 16. EXHIBITS

    The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 of this Registration Statement.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section
10(a) (3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to deliver to cause to be delivered with the prospectus, to each person to whom the prospectus is sent or give, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    The undersigned registrant hereby undertakes that:

    1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Moraga, State of California, on the 8th day of June, 2000.

                                                       HOST FUNDING, INC., a Maryland corporation
                                                       (Registrant)

                                                       By:               /s/ GLEN FULLER
                                                            -----------------------------------------
                                                                           Glen Fuller
                                                                     CHIEF OPERATING OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Glen Fuller and Robert E. Dixon, and each or either of them, his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to cause the same to be filed with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 8th day of June, 2000 by the following persons in the capacities indicated.

                      SIGNATURE                                        TITLE                   DATE
                      ---------                                        -----                   ----
/s/ ROBERT E. DIXON
-------------------------------------------                Director and Chairman of the
Robert E. Dixon                                              Board                         June 8, 2000

/s/ BRIAN K. RODGERS
-------------------------------------------                Director
Brian K. Rodgers                                                                           June 8, 2000

/s/ WILLIAM M. BIRDSALL
-------------------------------------------                Director
William M. Birdsall                                                                        June 8, 2000

/s/ GUY E. HATFIELD
-------------------------------------------                Director
Guy E. Hatfield                                                                            June 8, 2000

/s/ GLEN FULLER
-------------------------------------------                Chief Operating Officer
Glen Fuller                                                                                June 8, 2000

/s/ C.E. PATTERSON                                         Chief Executive Officer,
-------------------------------------------                  Principal Financial Officer
C.E. Patterson                                               and Chief Accounting Officer  June 8, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                                    EXHIBITS

                               HOST FUNDING, INC.
             (Exact name of Registered as specified in its Charter)

                                      EX-1

                                 EXHIBIT INDEX

                               Host Funding, Inc.

    The following exhibits are included as part of this Registration Statement, except those exhibits which are referenced as previously filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in the
Exhibit Index mean HOST FUNDING, INC., a Maryland corporation.

EXHIBIT NUMBER                                  DESCRIPTION
---------------------                           -----------
         3.1            Amended and Restated Charter of the Company (incorporated by reference to Exhibit 3.1 to Company's Amendment No. 8 to
                          Form S-11, effective April 17, 1996).

         3.2            Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to Company's Amendment No. 8 to
                          Form S-11, effective April 17, 1996).

         3.3            Articles Supplementary filed with the State Department of
                          Assessments and Taxation of the State of Maryland on December 20, 1999 (incorporated by reference to
                          Exhibit 2.3 to Company's Report on Form 8-K filed on
                          January 6, 2000).

         4.1            Form of Share Certificate (incorporated by reference to
                          Exhibit 4.1 to Company's Amendment No. 8 to Form S-11, effective April 17, 1996).

         4.2            Form of Series A Warrant dated effective as of February 3,
                          1997 (incorporated by reference to Exhibit 4.2 to Company's Annual Report on Form 10-K filed on March 31,
                          1997).

         4.3            Form of Series B Warrant dated effective as of February 3,
                          1997 (incorporated by reference to Exhibit 4.3 to Company's Annual Report on Form 10-K filed on March 31,
                          1997).

         4.4            Form of Common Stock Warrant dated effective as of
                          December 22, 1999 (incorporated by reference to Exhibit
                          2.4 to Company's Report on Form 8-K filed on January 6,
                          2000).

         4.5            Form of Series "A" Convertible Preferred Stock Certificate
                          (to be filed by amendment)

         5.1            Legal Opinion of John G. Rebensdorf, P.C. (to be filed by
                          amendment)

        10.1            Stock Purchase Agreement dated effective as of December 21,
                          1999 by and between the Company and MacKenzie
                          Patterson, Inc. (incorporated by reference to Exhibit 2.1
                          to Company's Report on Form 8-K filed on January 6, 2000).

        10.2            Advisory Agreement dated effective as of January 1, 2000 by and between the Company and MacKenzie Patterson, Inc.
                          (incorporated by reference to Exhibit 2.2 to Company's
                          Report on Form 8-K filed on January 6, 2000).

        10.3            Registration Rights Agreement dated effective as of
                          December 21, 1999 by and between the Company and MacKenzie
                          Patterson, Inc. (incorporated by reference to Exhibit 2.5
                          to Company's Report on Form 8-K filed on January 6, 2000).

        21              Subsidiaries of Registrant.

        23              Consent of Price Waterhouse Coopers, LLC. (to be filed by
                          amendment)

        24              Power of Attorney (included in Part II of the Registration
                          Statement).

    The Company will furnish copies of these Exhibits upon request and the payment of $.20 per page. Requests should be addressed to Glen Fuller, c/o Host Funding, Inc., 1640 School Street, Suite 100, Moraga, California 94556.

                                      EX-2